Exhibit 10.1

EXECUTION VERSION

CUSHING AND SOUTH HOUSTON

ASSET

PURCHASE AGREEMENT

BY AND BETWEEN

BP PIPELINES (NORTH AMERICA) INC.

AND

MAGELLAN PIPELINE COMPANY, L.P.

DATED JULY 12, 2010

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		2
1.1	Definitions.	2

ARTICLE 2 PURCHASE AND SALE OF THE PURCHASED ASSETS		12
2.1	Purchase and Sale of the Purchased Assets	12
2.2	Purchase Price; Cushing to Drumright Inventory Price; Capital Expenditures; Deposit; Closing Date Payment.	13
2.3	Instruments of Conveyance, Transfer, and Assumption	15

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLER		17
3.1	Valid Organization	17
3.2	Authorization	17
3.3	Consents	17
3.4	No Violation	17
3.5	Title to the Purchased Assets; Encumbrance	18
3.6	Compliance with Laws	18
3.7	Litigation	18
3.8	Material Contracts	18
3.9	No Broker	18
3.10	Seller’s Physical Assets	18

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		19
4.1	Valid Organization	19
4.2	Authorization	19
4.3	Consents	19
4.4	No Violation	19
4.5	Litigation	19
4.6	Financing	20
4.7	No Broker	20
4.8	No Knowledge of Misrepresentations or Omissions	20

ARTICLE 5 PROPERTY TO BE SOLD “AS IS, WHERE IS”; CERTAIN DISCLAIMERS		20
5.1	“AS IS, WHERE IS”	20
5.2	Title to Real Property Interests	21
5.3	Certain Disclaimers	21

ARTICLE 6 OBLIGATIONS OF THE PARTIES		22
6.1	Covenants of Seller	22
6.2	Covenants of Buyer	23
6.3	Mutual Covenants	26

ARTICLE 7 CONDITIONS TO BUYER’S OBLIGATIONS		33
7.1	Representations and Warranties True	33
7.2	Performance	33
7.3	Consents	33

i

7.4	Litigation	33
7.5	Closing Deliverables	34
7.6	Close Out Procedures	34
7.7	No Major Loss	34
7.8	Schedule Update Loss Repairs	34
7.9	BP Meter Facilities	34

ARTICLE 8 CONDITION TO SELLER’S OBLIGATIONS		34
8.1	Representations and Warranties True	34
8.2	Performance	34
8.3	Consents	35
8.4	Litigation	35
8.5	Closing Date Payment and Undertakings	35
8.6	Closing Deliverables	35
8.7	Close Out Procedures	35
8.8	Operator of Record	35
8.9	BP Meter Facilities	35

ARTICLE 9 CLOSING		35
9.1	Closing	35
9.2	Closing Date	35
9.3	Major Loss	36
9.4	Multiple Closings	36
9.5	Termination	36
9.6	Effect of Termination	37

ARTICLE 10 INDEMNIFICATION		37
10.1	General Indemnification.	37
10.2	Environmental Losses	38
10.3	Limitations on Liability	39
10.4	Other Provisions Relating to Indemnification.	40
10.5	Survival of Provisions and Indemnification Obligations	42

ARTICLE 11 TAXES AND CHARGES		43
11.1	Transfer Taxes	43
11.2	Allocation of Taxes	43

ARTICLE 12 MISCELLANEOUS PROVISIONS		44
12.1	Damages	44
12.2	Amendment and Modification	44
12.3	Failure to Close; Specific Performance	44
12.4	Waiver of Compliance	44
12.5	Notices	44
12.6	Assignment	45
12.7	No Third Party Beneficiaries	46
12.8	GOVERNING LAW	46
12.9	Consent to Jurisdiction	46
12.10	Counterparts	46

12.11	Exhibits and Headings	46
12.12	Entire Agreement	46
12.13	Representation By Counsel; No Strict Construction	47
12.14	Severability	47
12.15	Time Of Essence	47
12.16	Like-Kind Exchange	47
12.17	Acknowledgement of Parties; Conspicuousness	47

ARTICLE 13 DISPUTE RESOLUTION		48
13.1	Dispute Resolution	48
13.2	Mediation	48
13.3	Arbitration	48

SCHEDULES

Pipelines Schedule

Equipment Schedule

Owned Property Schedule

ROW Interests Schedule

Capital Projects Schedule

Assigned Contracts Schedule

Material Contracts Schedule

Excluded Assets Schedule

Excluded Liabilities Schedule

Permitted Liens Schedule

Schedule 1.1 — Persons With Knowledge

Schedule 2.2(f)(i) — Purchase Price Allocation Amounts

Schedule 3.1 — Valid Organization

Schedule 3.2 — Authorization

Schedule 3.3 — Seller’s Consents

Schedule 3.4 — No Violation

Schedule 3.5 — Title to the Purchased Assets; Encumbrance

Schedule 3.6 — Compliance with Laws

Schedule 3.7 — Litigation

Schedule 3.8 — Material Contracts

Schedule 3.9 — No Broker

Schedule 4.3 — Buyer’s Consents

Schedule 6.2(d) — Remediation and Monitoring Projects

Schedule 6.3(d)(i)(A) — Employee Schedule

Schedule 6.3(d)(i)(B) — Excluded Employees

Schedule 7.3 — Closing Consents and Approvals of Buyer

Schedule 8.3 — Closing Consents and Approvals of Seller

EXHIBITS

Exhibit A — Guaranty

Exhibit B — Form of Bill of Sale

Exhibit C-1 — Form of Oklahoma Quitclaim Deed

Exhibit C-2 — Form of Texas Deed Without Warranties

Exhibit D — Form of Non-Fee Property Assignment and Conveyance Agreement

Exhibit E — Form of Joint Use and Occupancy Agreement

Exhibit F — Form of Assignment and Assumption Agreement

Exhibits G-1 — Form of Texas City Station License Agreement

Exhibit G-2 — Form of Drumright License Agreement

Exhibits G-3 — Form of Crude Meter Station 3 License Agreement

Exhibits G-4 — Form of Logan Station License Agreement

Exhibit H — Form of Connection Agreement

Exhibit I — Form of Services Agreement

Exhibit J — Form of Transition Services Agreement

Exhibit K — Inventory Measurement and Close Out Procedures

Exhibit L — Form of Relocation and Reimbursement Agreement

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Purchase Agreement”) is made and entered into effective as of this 12th day of July, 2010, by and between BP Pipelines (North America) Inc., a corporation organized under the laws of the State of Maine, having its principal office at 28100 Torch Parkway, Warrenville, IL 60555 (referred to herein as “Seller”) and Magellan Pipeline Company, L.P., a limited partnership organized under the laws of the state of Delaware, having its office at One Williams Center, Suite 2800, Tulsa, OK 74172 (referred to herein as “Buyer”). Each of Seller and Buyer is referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller is the owner of a crude oil storage terminal facility (the “Cushing Terminal”) and crude oil tank farm (the “Shinn Pence Tank Farm”) each located in Cushing, Oklahoma, and a crude oil pipeline running from the Cushing Terminal to a point in Creek County, Oklahoma (“Drumright Station”), together with certain out-of-service pipelines running from Drumright Station to a point in Carter County, Oklahoma (such pipelines collectively, the “Cushing to Healdton System”);

WHEREAS, Seller is also the owner of certain crude oil pipelines running from and to certain points located in Harris County, Texas, and to the BP Texas City Refinery in Texas City, Texas (the “SHCS”), and a refined products pipeline running from points at or about the BP Texas City Refinery in Texas City, Texas, to points in Pasadena, Texas, and Galena Park, Texas (the “SHPS”);

WHEREAS, the Cushing Terminal, the Shinn Pence Tank Farm, the Cushing to Healdton System, the SHCS, and the SHPS are described in the Pipelines Schedule attached hereto (such assets collectively, the “Pipeline Systems,” which assets include, for the avoidance of doubt, each pipeline expressly identified in the Pipelines Schedule whether or not currently in service), together with certain equipment related to each Pipeline System expressly listed on the Equipment Schedule attached hereto (the “Equipment”);

WHEREAS, certain portions of the Pipeline Systems traverse, and certain Equipment is located on, one or more parcels of land which Seller owns (collectively referred to as the “Owned Property”, which Owned Property is listed generally on the Owned Property Schedule attached hereto);

WHEREAS, certain portions of the Pipeline Systems traverse, and certain Equipment is located on, one or more parcels of land which Seller has the right to use and occupy under certain leases, easements, rights-of-way, franchises, permits, licenses and other rights to, or interests in, real property, relating to the installation, construction, ownership, maintenance, repair and operation of the Pipeline Systems and the Equipment (with said leases, easements, rights-of-way, franchises, permits, licenses and other rights and interests collectively referred to as the “ROW Interests”, which ROW Interests are listed on the ROW Interests Schedule attached hereto; and the Owned Property collectively with the ROW Interests referred to as the “Real Property Interests”);

WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and accept from Seller, all of the Purchased Assets (as defined below), upon the terms and conditions of this Purchase Agreement; and

WHEREAS, in connection with its acquisition of the Purchased Assets, Buyer desires to assume the Assumed Liabilities (as defined below) upon the terms and conditions of this Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, conditions and agreements set forth herein, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions.

1.1(a) As used herein the following terms have the meanings defined below:

“AAA” has the meaning set forth in Section 13.3.

“AAA Rules” has the meaning set forth in Section 13.3.

“Adjustment Date” has the meaning set forth in Section 11.2.

“Affiliate” means, when used with respect to a Party, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the specified Party. For purposes of this definition, “control” shall mean ownership of more than fifty percent (50%) of either the outstanding voting stock of the controlled entity, as to corporations, or other ownership interests which carry with them the right to direct the policies and management of the subject entity, as to non-corporate entities.

“Allocation Amount” means with respect to the Cushing Assets and the South Houston Assets, the amount set forth on Schedule 2.2(f)(i) corresponding to each such Purchased Pipeline System.

“Arbitrable Dispute” means, subject to Article 13, any and all disputes, claims, counterclaims, demands, causes of action, controversies and other matters in question arising out of or relating to this Purchase Agreement, the transactions contemplated by this Purchase Agreement or alleged breach hereof, including any disputes regarding a Party’s indemnification obligations pursuant to Article 10, or relating to matters that are the subject of this Purchase Agreement or the relationship between the Parties under this Purchase Agreement, regardless of whether (a) extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by law or otherwise, or (d) any such matters would result in damages or any other relief, whether at law, in equity or otherwise; provided, however, that “Arbitrable Dispute” does not include disputes that by the terms of this Purchase Agreement relate to, arise out of or are in connection with (i) a breach of the Confidentiality Agreement, (ii) a Party’s termination of, or right to terminate, this Purchase Agreement, or (iii) a Closing Failure Breach.

“Assigned Contracts” means those Contracts that are listed on the Assigned Contracts Schedule attached hereto, as the same have been amended, modified and supplemented prior to the Closing, in each case to the extent assignable and actually assigned pursuant to the terms thereof. For the avoidance of doubt, Assigned Contracts shall not include any Real Property Interests or Third Party IP Contracts.

“Assumed Liabilities” means all liabilities, obligations, responsibilities, costs and expenses of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, whether based in common law or statute or arising under written contract or otherwise (including under Environmental Law), known or unknown, liquidated or unliquidated, real or potential, tangible or intangible, whether or not accrued, now existing or arising at any time prior to, on or after the Closing Date, whether caused by, arising out of, incurred in connection with or relating in any way to the ownership, use, construction, operation, maintenance, repair, expansion or management of the Purchased Assets or the completion of the Remediation and Monitoring Projects as heretofore, currently or hereafter conducted, other than (i) the Excluded Liabilities and (ii) any obligations or liabilities of Seller arising under Section 10.1(a) or Section 10.2(a) of this Purchase Agreement.

“Base Price” has the meaning set forth in Section 2.2(a).

“Books and Records” means originals or copies in Seller’s possession of engineering, property, property tax, environmental (including relating to the Remediation and Monitoring Projects), contract and land books and records in their present form and reasonably necessary for operation of the Purchased Assets by Seller in the Ordinary Course of Business, that (i) relate solely to the Purchased Pipeline Systems and (ii) do not constitute Excluded Assets or relate to Excluded Liabilities.

“BP Group” means, individually and collectively, (i) Seller, (ii) BP Corporation North America Inc., (iii) BP Pipelines (North America) Inc., (iv) Atlantic Richfield Company, (v) BP p.l.c. and (vi) the Affiliates of each of the Persons identified in clauses (i)-(v).

“BP Meter Facilities” means permanent metering equipment, piping, valves, pigging facilities, and other associated facilities and equipment to be installed by Seller (at no cost to Buyer) near the interconnection point of the Cushing Terminal with the BP Group’s pipeline system commonly known as the “BP #1 Pipeline System” (which constitutes an Excluded Asset).

“Business Day” means any day except Saturday, Sunday or federal or state holidays on which banks are authorized to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Group” has the meaning set forth in Section 10.1(a).

“Buyer Pension Plan” has the meaning set forth in Section 6.3(d)(vi).

“Capital Expenditures” means any expenditure, made by Seller on a Pipeline System, that relates directly to the capital projects listed on the Capital Projects Schedule attached hereto, other than those related to repairs due to a Major Loss, recorded as a capital expenditure pursuant to the BP Group’s historical accounting methods.

“Claimant” has the meaning set forth in Section 13.3(a).

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” has the meaning set forth in Section 9.2.

“Closing Date Payment” has the meaning set forth in Section 2.2(e).

“Closing Failure Breach” has the meaning set forth in Section 12.3.

“Code” has the meaning set forth in Section 12.16.

“Commercially Reasonable Efforts” means efforts which are reasonably within the contemplation of the Parties on the date hereof, which are designed to enable a Party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Purchase Agreement and which do not require the performing Party to expend any funds or assume liabilities other than expenditures and liabilities which are reasonable in nature and amount in the context of the transactions contemplated by this Purchase Agreement; provided that Seller shall have no obligation to expend any out-of-pocket amounts or incur any liabilities in connection with the transfer of Real Property Interests or any Assigned Contract (other than a Material Contract) to Buyer.

“Confidentiality Agreement” has the meaning set forth in Section 6.1(a).

“Contract” means any agreement, contract, franchise, license or lease, including all amendments, modifications and supplements thereto.

“CPT” means prevailing local time in Houston, Texas.

“Current Tax Year” has the meaning set forth in Section 11.2.

“Cushing Assets” means, collectively, the Cushing Terminal, the Shinn Pence Tank Farm, Drumright Station, and the Cushing to Healdton System, together with the Equipment and Real Property Interests related to such Pipeline Systems as set forth on the Schedules attached hereto, and the Cushing to Drumright Inventory, excluding the Excluded Assets.

“Cushing Connection Agreement” means a connection agreement which sets forth the terms and conditions under which the Cushing Terminal and certain pipelines retained by Seller shall interconnect, the form of which is attached hereto as Exhibit H.

“Cushing Inventory” means merchantable domestic sweet crude oil inventories of 698,000 barrels of tank bottoms in the tankage at the Cushing Terminal and the Shinn Pence Tank Farm.

“Cushing Tank Lease” means that certain Storage Tank Lease Agreement dated May 18, 2010, originally made between Seller and BP Oil Supply Company.

“Cushing Terminal” has the meaning set forth in the Recitals.

“Cushing to Drumright Inventory” means merchantable domestic sweet crude oil inventories of 25,500 barrels of tank bottoms in the tankage at Drumright Station, and 14,500 barrels of line fill in the pipeline segment of the Cushing to Healdton System running from the Cushing Terminal to Drumright Station, with sulfur and gravity characteristics meeting at least current NYMEX Light Sweet Crude Oil contract specifications.

“Cushing to Drumright Inventory Price” has the meaning set forth in Section 2.2(b).

“Cushing to Healdton System” has the meaning set forth in the Recitals.

“Data” has the meaning set forth in Section 6.1(a).

“Deposit” has the meaning set forth in Section 2.2(d).

“Deposit Return Event” means the occurrence of any of the following:

(i) this Purchase Agreement is terminated pursuant to Section 9.5(a), Section 9.5(b) or Section 9.5(c);

(ii) this Purchase Agreement is terminated by Seller pursuant to Section 9.5(e); provided, however, that at the time of such termination, Buyer is not in material breach of its representations, warranties, covenants or agreements contained in this Purchase Agreement; or

(iii) this Purchase Agreement is terminated by Buyer pursuant to Sections 9.5(f), 9.5(g) or 9.5(h).

“Differences or Conflicts” has the meaning set forth in Section 10.4(b).

“Dollar” and “$” means the lawful currency of the United States of America.

“Drumright Station” has the meaning set forth in the Recitals.

“Employees” has the meaning set forth in Section 6.3(d)(i).

“Environmental Law” means all federal, state, local, tribal and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, conservation of resources or natural resource damages, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, emission, labeling, testing, processing, discharge, release, remediation, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, radionuclides, lead, mercury, noise or radiation, as such of the foregoing are enacted or in effect, prior to, on, or after the Closing Date.

“Environmental Losses” means all Losses resulting from any liabilities or investigatory, corrective or remedial obligations arising under Environmental Law.

“Equipment” has the meaning set forth in the Recitals.

“Excluded Assets” means those assets listed on the Excluded Assets Schedule attached hereto, all Third Party IP Contracts, all Intellectual Property owned by the BP Group, all ROW Interests which by their express terms may not be assigned or transferred to Buyer, the Inventory (other than the Cushing to Drumright Inventory), and any other asset that is not expressly a Purchased Asset under the terms of this Purchase Agreement; provided that, for the avoidance of doubt and as set forth on the Excluded Assets Schedule, the Excluded Assets shall not include any asset listed specifically, and not merely described generically, on the Pipelines Schedule, the Equipment Schedule or the Assigned Contracts Schedule.

“Excluded Employees” has the meaning set forth in Section 6.3(d)(i).

“Excluded Liabilities” means those liabilities listed on the Excluded Liabilities Schedule attached hereto.

“FERC” means the U.S. Federal Energy Regulatory Commission, or any successor agency.

“Final Commissioning” means the commissioning of the BP Meter Facilities into service consistent with generally accepted pipeline industry standards.

“Fundamental Representation” means (i) in the case of Seller, the representations and warranties contained in Sections 3.1, 3.2, and 3.4(a), and (ii) in the case of Buyer, the representations and warranties contained in Sections 4.1, 4.2 and 4.4(a).

“Governmental Authority” means any federal, state, local, foreign, tribal or other governmental or administrative authority (including any agency or political subdivision thereof), court or tribunal having jurisdiction.

“Hazardous Materials” means any wastes, substances, or materials that are regulated under Environmental Laws because of their hazardous or dangerous properties or characteristics.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the applicable rules and regulations promulgated thereunder.

“Indemnified Party” has the meaning set forth in Section 10.4(a).

“Indemnifying Party” has the meaning set forth in Section 10.4(a).

“Initial Bid Package” has the meaning set forth in Section 5.3(a).

“Initial Closing” has the meaning set forth in Section 2.2(f)(ii).

“Intellectual Property” means trade marks, service names, trade names, logos, patents, utility models, supplementary protection certificates, inventions, trade secrets, know-how, designs, design rights, copyrights, database rights, domain names and URLs, all technical information, software to the extent any of the foregoing are represented, embedded or embodied within such software, and all other proprietary rights (whether or not the same are registered or capable of registration) anywhere in the world and all applications for, or for the protection of, any of the foregoing and all rights (including licenses) under or in the above.

“Inventory” means all physical inventories of pipeline fill and storage tank inventories (including tank bottoms) in all pipelines and tanks constituting Purchased Assets, including the Cushing Inventory and the Cushing to Drumright Inventory.

“Knowledge” means the present actual knowledge, without investigation, of the individuals listed on Schedule 1.1.

“Leave” has the meaning set forth in Section 6.3(d)(i).

“Losses” means (i) claims, demands, complaints, actions, litigation, hearings, lawsuits, proceedings, investigations, charges, damages, fines, penalties, deficiencies, judgments, injunctions, orders, decrees, rulings, losses, liabilities, amounts paid in settlement, obligations and liens, and (ii) with respect to contesting and defending any Third Party Action (but for the avoidance of doubt, not with respect to any claim asserted by one Party against the other Party), costs and reasonable expenses (including reasonable attorneys’ fees and expenses, interest, court costs and other costs of suit, litigation or other proceedings of any kind or of any claim, default or assessment).

“Major Loss” means any (i) damage, destruction or other casualty losses with respect to the assets comprising the Purchased Pipeline Systems, or (ii) Remediation Loss, in the case of (i) or (ii) arising between the date hereof and the Closing that individually or in the aggregate has an estimated Repair Cost (as reasonably determined by Seller) of more than $1,500,000.

“Material Adverse Effect” means any state of facts, change, development, event, effect, condition or occurrence that is materially adverse to the current business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Purchased Assets, taken as a whole, as operated by Seller in the Ordinary Course of Business; provided, however, that no state of facts, change, development, event, effect, condition or occurrence attributable to or resulting from any of the following shall be deemed by itself or by themselves, either alone or in combination, to constitute or contribute to a Material Adverse Effect: (i) general economic conditions or changes therein; (ii) fluctuations in the financial, credit, banking or securities markets (including any disruption thereof, any decline in the price of any security or any market index or changes in interest rates); (iii) conditions affecting any or all of the international, national, regional or local oil production, transportation, distribution, refining, terminaling or retail industries or systems unless solely affecting the Purchased Assets; (iv) changes in the international, national, regional or local markets for commodities or supplies, including energy and fuel, used in the business of Seller including the Purchased Assets; (v) any changes in tax, securities or other laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority; (vi) any action, omission, change, effect, circumstance or condition set forth in this Purchase Agreement or any ancillary agreements or attributable to the execution, performance or announcement of this Purchase Agreement or any ancillary agreements or the transactions contemplated hereby or thereby; (vii) national or international, political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (viii) earthquakes, hurricanes or similar catastrophes, or weather or any weather related event, or any other act of God; (ix) the public disclosure of this Purchase Agreement, the transactions or the identity or involvement by Buyer or any of its Affiliates; (x) changes in Seller’s or the BP Group’s credit rating, or the failure of the Purchased Assets to meet projections or forecasts, whether internal or maintained by analysts; (xi) a Schedule Update Loss or Major Loss with respect to which, in accordance with Sections 6.1(c)(ii) or 9.3, respectively, Seller has either elected to take any of the actions described in clauses (A) through (C) of Section 6.1(c)(ii) or clauses (i) through (iii) of Section 9.3(a), respectively, and if with respect to which Seller has elected to repair or rectify, Seller is diligently proceeding to repair or rectify and reasonably estimates that such repairs or rectification will be completed within one hundred eighty (180) days; (xii) an amendment, expiration or breach of an Assigned Contract other than a Material Contract; or (xiii) any action or omission required or permitted to be taken or omitted to be taken by Seller pursuant to this Purchase Agreement or which is otherwise taken or omitted to be taken with the prior consent of Buyer.

“Material Contract” means any Assigned Contract listed on the Material Contracts Schedule.

“Notice of Modification” has the meaning set forth in Section 6.1(c)(i).

“NYMEX” has the meaning set forth in Section 2.2(b).

“Ordinary Course of Business” means, with respect to the operation by Seller of the Purchased Assets, the operation thereof consistent with practices during the year prior to the date hereof (including as such practices may have been changed, modified, supplemented or eliminated during such period) with respect to the operation thereof; provided that, for purposes of this Purchase Agreement, “Ordinary Course of Business” includes all reasonably necessary actions taken in connection with, in contemplation of or in preparation for the sale of the Purchased Assets, the Closing and any other transaction contemplated by this Purchase Agreement.

“Owned Property” has the meaning set forth in the Recitals.

“Party” and “Parties” have the meaning set forth in the Preamble.

“Permitted Liens” means: (i) such items as are set forth on the Permitted Liens Schedule attached hereto or the other Schedules attached hereto; (ii) mechanics’ and other liens for charges associated with labor, materials or supplies arising or incurred in the Ordinary Course of Business; (iii) liens arising under conditional sales contracts and equipment leases with Third Parties entered into in the Ordinary Course of Business; (iv) liens for current period taxes, assessments and other governmental levies, fees and charges which are not due and payable or which may thereafter be paid without penalty or which are being contested in good faith; (v) liens relating to environmental or safety conditions; (vi) any easements, rights-of-way, covenants, conditions, restrictions, reservations and other encumbrances that do not, individually or in the aggregate, materially adversely impair the continued use and operation of the assets to which they relate in connection with the operation of the Purchased Pipeline Systems by Seller in the Ordinary Course of Business; (vii) any condition that would be shown on an accurate survey or upon personal inspection of the Owned Property or the property subject to the ROW Interests; (viii) any existing leases, licenses and other agreements relating to the use or occupancy of the Real Property Interests or the Purchased Pipeline Systems; (ix) the terms and conditions of any Real Property Interests; (x) any federal, state, local, tribal and foreign statutes, rules, regulations, ordinances and other laws, and all licenses, permits, special permits, variances and similar instruments, relating to zoning, building, fire, health, pollution control or the environment or otherwise regulating the use of any Real Property Interests; and (xi) the rights of the owners of outstanding oil, gas and mineral interests and/or their lessees to explore for, drill, extract, produce and develop oil, gas and minerals in, on and under the lands associated with the Real Property Interests, together with the right to use as much of the surface of said lands as is reasonably necessary to exercise such rights.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, undivided joint interest operation or Governmental Authority.

“Pipeline Systems” has the meaning set forth in the Recitals.

“Purchase Agreement” means this Asset Purchase Agreement, including the Exhibits and Schedules attached hereto, as amended, modified and supplemented from time to time.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Purchased Assets” means, collectively, the Purchased Pipeline Systems, together with the Assigned Contracts and the Books and Records related to each such Purchased Pipeline System.

“Purchased Pipeline Systems” means, individually and collectively, the Cushing Assets and the South Houston Assets.

“Real and Personal Property Taxes” has the meaning set forth in Section 11.2.

“Real Property Interests” has the meaning set forth in the Recitals.

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release into or upon soil, surface water or groundwater.

“Relocation Agreement” has the meaning set forth in Section 6.3(n).

“Remediation and Monitoring Projects” means the environmental remediation and monitoring projects set forth on Schedule 6.2(d).

“Remediation Loss” means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, claims, fines, penalties, corrective action, monitoring, sampling and analysis, installation, reclamation, or closure or post-closure actions as required by Environmental Laws in connection with a Release of Hazardous Materials from the Purchased Pipeline Systems, to the extent such Release has occurred to Seller’s Knowledge.

“Repair Cost” means the cost required to repair, rectify, or remediate any Major Loss or Schedule Update Loss, as reasonably determined by Seller.

“Respondent” has the meaning set forth in Section 13.3(a).

“ROW Interests” has the meaning set forth in the Recitals.

“Schedule Update Loss” has the meaning set forth in Section 6.1(c)(ii).

“Seller” has the meaning set forth in the Preamble.

“Seller Group” has the meaning set forth in Section 10.1(b).

“Seller Information” means all information concerning the BP Group, other than information that relates exclusively to the Purchased Assets and the Assumed Liabilities and other than any such information that is available to the public, or hereafter becomes available to the public, other than as a result of a breach of Section 6.2(a).

“Seller’s Representatives” means the officers, directors, employees, agents, consultants, legal and financial advisors and other representatives of Seller.

“Seller RAP” has the meaning set forth in Section 6.3(d)(vi).

“Seller Severance Plan” has the meaning set forth in Section 6.3(d)(xiii).

“Seller Vacation Policy” has the meaning set forth in Section 6.3(d)(ix).

“SHCS” has the meaning set forth in the Recitals.

“Shinn Pence Tank Farm” has the meaning set forth in the Recitals.

“SHPS” has the meaning set forth in the Recitals.

“South Houston Assets” means, collectively, the SHCS and the SHPS, together with the Equipment and Real Property Interests related to such Pipeline Systems as set forth on the Schedules attached hereto, excluding the Excluded Assets.

“Taxes” means all taxes, charges, fees, imposts, duties, levies, withholdings or other assessments imposed by any Governmental Authority, including environmental taxes, excise taxes, customs, duties, utility, property, income, sales, use, value added, transfer and fuel taxes, and any interest, fines, penalties or additions to tax attributable to or imposed on or with respect to any such assessment, including all applicable income, sales, use, excise, business, occupation or other tax, if any, relating in any way to this Purchase Agreement or any other service, supply or operating agreement.

“Termination Date” means the later to occur of (a) December 31, 2010, (b) the date to which the Termination Date is extended under the provisions of Sections 6.1(c)(iii) or 9.3(b), as applicable, (c) one hundred twenty (120) days after the date on which the Parties receive a second request from the relevant agencies under the HSR Act, if any, in connection with the filing made pursuant to Section 6.3(g), or (d) such other date as the Parties may mutually agree to in writing.

“Third Party” means any Person other than Seller or Buyer, and their respective Affiliates.

“Third Party Action” has the meaning set forth in Section 10.4(a).

“Third Party IP Contracts” means Contracts pursuant to which a member of the BP Group derives the right to possess and use Intellectual Property owned by any Third Party.

“Transferred Employees” has the meaning set forth in Section 6.3(d)(ii).

“Transition Services Agreement” means an agreement, the form of which is attached hereto as Exhibit J, which sets forth the terms and conditions upon which Seller shall provide to Buyer certain transition services related to the Pipeline Systems after the Closing.

“WARN Obligations” has the meaning set forth in Section 6.3(d)(x).

“Work” has the meaning set forth in Section 6.3(n).

1.1(b) Other Definitional Provisions.

(i) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Purchase Agreement, refer to this Purchase Agreement as a whole and not to any particular provision of this Purchase Agreement.

(ii) The terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(iii) Whenever the Parties have agreed that any approval or consent shall not be “unreasonably withheld,” such phrase shall also include the Parties’ agreement that the approval or consent shall not be unreasonably delayed or conditioned.

(iv) Reference to “day” or “days” in this Purchase Agreement refers to calendar days unless otherwise stated.

(v) Whenever the words “include,” “includes” or “including” are used in this Purchase Agreement, they are deemed to be followed by the words “without limitation.”

(vi) All references to Sections, Exhibits and Schedules mean those numbered sections or paragraphs in this Purchase Agreement and those Exhibits and Schedules attached hereto and made a part of this Purchase Agreement, respectively.

ARTICLE 2

PURCHASE AND SALE OF THE PURCHASED ASSETS

2.1 Purchase and Sale of the Purchased Assets. Subject to the terms and conditions of this Purchase Agreement, on the Closing Date, (i) Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire, accept, assume and receive from Seller, all of Seller’s right, title and interest to the Purchased Assets (other than the Cushing to Drumright Inventory) (ii) Seller shall (or shall cause Seller’s Affiliate to) transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire, accept, assume and receive from Seller (or Seller’s Affiliate), all of Seller’s (or Seller’s Affiliate’s) right, title and interest to the Cushing to Drumright Inventory, (iii) Seller shall make the other conveyances, assignments, and transfers contemplated by Section 2.3 and (iv) Buyer shall assume the Assumed Liabilities related to the Purchased Assets sold at any individual Closing.

2.2 Purchase Price; Cushing to Drumright Inventory Price; Capital Expenditures; Deposit; Closing Date Payment.

2.2(a) Purchase Price. The total purchase price to be paid by Buyer to Seller in consideration for the Purchased Assets (other than the Cushing to Drumright Inventory) shall be (i) Two Hundred Eighty-nine Million Dollars ($289,000,000) (the “Base Price,” which may be adjusted pursuant to Section 2.2(f)), plus (ii) any Capital Expenditures between the date hereof and the Closing Date (the sum of clauses (i) and (ii), the “Purchase Price”), and shall be payable as set forth in this Section 2.2. Notwithstanding any provision to the contrary herein, in no event shall the amount of all such Capital Expenditures payable by Buyer hereunder exceed $3,000,000.

2.2(b) Cushing to Drumright Inventory Price. The total purchase price to be paid by Buyer in consideration for the Cushing to Drumright Inventory (the “Cushing to Drumright Inventory Price”) shall be the product of the quantity of the Cushing to Drumright Inventory multiplied by an amount equal to the New York Mercantile Exchange (“NYMEX”) daily settlement price per barrel on the last Business Day immediately prior to the Closing Date for the near month NYMEX Light Sweet Crude Oil contract during the calendar month of delivery.

2.2(c) Capital Expenditures. Three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement setting forth Seller’s estimate of the aggregate amount of all Capital Expenditures between the date hereof and the Closing Date related to the Purchased Assets sold at any individual Closing, which shall be the amount payable by Buyer for such Capital Expenditures at the Closing. Within ninety (90) days after the Closing Date, Seller shall deliver to Buyer a final statement setting forth the actual amount payable by Buyer for such Capital Expenditures. If (i) the actual amount payable by Buyer for such Capital Expenditures is greater than the estimated amount paid by Buyer for such Capital Expenditures at the Closing, then Buyer shall pay to Seller in immediately available funds the amount of the resulting difference within five (5) Business Days after its receipt of such statement, and (ii) the actual amount payable by Buyer for such Capital Expenditures is less than the estimated amount paid by Buyer for such Capital Expenditures at the Closing, then Seller shall pay to Buyer in immediately available funds the amount of the resulting difference within five (5) Business Days after Buyer’s receipt of such statement.

2.2(d) Deposit and Signing Date Deliverables. Contemporaneously with execution of this Purchase Agreement, Buyer shall deliver the following to Seller:

(i) a payment to Seller (or Seller’s designee) in immediately available funds, by wire transfer to an account designated by Seller, of a non-refundable deposit against the Purchase Price in an amount equal to ten percent (10%) of the Base Price (the “Deposit”). The Deposit shall be non-refundable unless a Deposit Return Event has occurred, in which event Seller shall transfer to Buyer, in immediately available funds by wire transfer to an account designated by Buyer, a cash amount equal to the Deposit; and

(ii) a duly executed guaranty from one of Buyer’s creditworthy Affiliates (which Affiliate shall be acceptable to Seller), a copy of which is attached hereto as Exhibit A, whereby such Affiliate guarantees payment of Buyer’s obligations under this Purchase Agreement.

2.2(e) Closing Date Payment. Subject to Section 2.2(f)(ii), on the Closing Date, Buyer shall pay to Seller (or Seller’s designee), in immediately available funds by wire transfer to an account designated by Seller, an amount equal to the Base Price (i) plus Seller’s estimate of the aggregate amount of all Capital Expenditures related to the Purchased Assets sold at any individual Closing between the date hereof and the Closing Date delivered under Section 2.2(c), (ii) minus the amount of the Deposit, (iii) plus Buyer’s share of any Real and Personal Property Taxes payable in accordance with Section 11.2, (iv) plus the Cushing to Drumright Inventory Price (the “Closing Date Payment”).

2.2(f) Purchase Price Allocation Amounts.

(i) Buyer has allocated the Base Price between the Cushing Assets (other than the Cushing to Drumright Inventory) and the South Houston Assets in the Allocation Amounts listed on Schedule 2.2(f)(i). Seller shall use Buyer’s Allocation Amounts for the sole purpose of complying with this Section 2.2(f) in connection with the transactions contemplated hereby.

(ii) Exclusion of Cushing Assets. If, as of the Closing Date, the Closing conditions set forth in Article 7 and Article 8 have been satisfied or waived (except for conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), as applicable, with respect to the purchase and sale of the South Houston Assets but not the Cushing Assets hereunder, the consummation of the transactions contemplated hereunder shall occur with respect to the South Houston Assets first at an initial Closing (the “Initial Closing”) as provided in this Section 2.2(f), which shall occur on the third Business Day after the date on which all such conditions have been satisfied or waived with respect to the purchase and sale of the South Houston Assets in such manner, and: (A) the Cushing Assets will not be sold to Buyer at the Initial Closing (subject to the remaining provisions in this Section 2.2(f)), (B) the amount of the Closing Date Payment payable at the Initial Closing for the South Houston Assets shall be an amount equal to (w) the Allocation Amount set forth beside the South Houston Assets on Schedule 2.2(f)(i), (x) plus Seller’s estimate of the aggregate amount of all Capital Expenditures attributable to the South Houston Assets between the date hereof and the Closing Date delivered under Section 2.2(c), (y) minus the amount of the Deposit (as prorated by multiplying such amount by a fraction, the numerator of which is the Allocation Amount applicable to the South Houston Assets and the denominator of which is the sum total of the Allocation Amounts applicable to the South Houston Assets and the Cushing Assets (other than the Cushing to Drumright Inventory)), (z) plus Buyer’s share of any Real and Personal Property Taxes attributable to the South Houston Assets payable in accordance with Section 11.2, and (C) such exclusion of the Cushing Assets from the Initial Closing hereunder shall not have any effect on, and shall not be considered in determining whether any of, Buyer’s conditions to effect the Closing set forth in Article 7 have been satisfied with respect to the purchase and sale of the South Houston Assets hereunder.

(iii) Subsequent Closing. After such Initial Closing hereunder, if the Closing conditions set forth in Article 7 and Article 8 are subsequently satisfied or waived (except for conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), as applicable, with respect to the purchase and sale of the Cushing Assets hereunder, then within three (3) Business Days after the date on which all such conditions have been satisfied or waived in such manner, the Parties shall proceed to a second Closing and Seller shall sell, assign and convey to Buyer and Buyer shall purchase and accept from Seller the Cushing Assets, pursuant to the terms of this Purchase Agreement and the amount of the Closing Date Payment payable at such Closing for the Cushing Assets shall be an amount equal to (v) the Allocation Amount set forth beside the Cushing Assets (other than the Cushing to Drumright Inventory) on Schedule 2.2(f)(i), (w) plus Seller’s estimate of the aggregate amount of all Capital Expenditures attributable to the Cushing Assets (other than the Cushing to Drumright Inventory) between the date hereof and the Closing Date delivered under Section 2.2(c), (x) minus the amount of the Deposit (as prorated by multiplying such amount by a fraction, the numerator of which the Allocation Amount applicable to the Cushing Assets (other than the Cushing to Drumright Inventory) and the denominator of which is the sum total of the Allocation Amounts applicable to the South Houston Assets and the Cushing Assets (other than the Cushing to Drumright Inventory)), (y) plus Buyer’s share of any Real and Personal Property Taxes attributable to the Cushing Assets (other than the Cushing to Drumright Inventory) payable in accordance with Section 11.2, (z) plus the Cushing to Drumright Inventory Price (except the Closing Date with respect to the Cushing Assets will be the date of the sale and assignment of the Cushing Assets from Seller to Buyer).

2.3 Instruments of Conveyance, Transfer, and Assumption. At the Closing, Seller and Buyer shall deliver to one another duly executed copies of the following instruments (except to the extent unrelated to the Purchased Assets sold at any individual Closing):

2.3(a) A bill of sale, the form of which is attached hereto as Exhibit B, whereby Seller conveys and transfers to Buyer all of Seller’s right, title and interest in and to the Purchased Assets (other than the Real Property Interests and the Assigned Contracts) subject to the terms contained herein and therein;

2.3(b) One or more quitclaim deeds or deeds without warranty (as applicable), executed and acknowledged by Seller (or Seller’s Affiliate), granting and conveying to Buyer all of Seller’s (or Seller’s Affiliate’s) right, title and interest in and to the Owned Property listed in Section 1 of the Owned Property Schedule, which deeds shall be in the forms attached hereto as Exhibit C-1 and Exhibit C-2, respectively, adapted as necessary to conform to local requirements to render such grant and conveyance effective and to render such deed recordable;

2.3(c) One or more quitclaim deeds or deeds without warranty (as applicable), executed and acknowledged by Seller, granting and conveying to Buyer all of Seller’s (or Seller’s Affiliate’s) right, title and interest in and to the Owned Property listed in Section 2 of the Owned Property Schedule, with reservations in favor of Seller, which deeds shall be in the form attached hereto as Exhibits C-1 and Exhibit C-2, respectively, adapted as necessary to conform to local requirements to render such grant and conveyance effective and to render such deed recordable;

2.3(d) One or more agreements by and under which Seller shall assign and convey to Buyer, and Buyer shall accept and assume, all of Seller’s right, title and interest in and to the ROW Interests listed in Section 1 of the ROW Interests Schedule (subject to, and to the extent permitted under, the terms of the terms and conditions of the instruments granting or creating the ROW Interests) which agreement shall be in the form attached hereto as Exhibit D, adapted as necessary to conform to local requirements to render such assignment, conveyance, acceptance and assumption effective and to render such agreement recordable;

2.3(e) An agreement, the form of which is attached hereto as Exhibit E, which sets forth the terms and conditions under which Seller and Buyer shall jointly use and occupy certain parcels of land encumbered by and subject to the ROW Interests under which Seller derives such rights listed in Section 2 of the ROW Interests Schedule;

2.3(f) An assignment and assumption agreement, the form of which is attached hereto as Exhibit F, which sets forth the terms and conditions under which Seller shall assign and Buyer shall accept and assume the Assumed Liabilities and the Assigned Contracts;

2.3(g) License agreements, which set forth the terms upon which Seller shall cause its Affiliate to grant Buyer the right to access and use certain parcels of land which Seller’s Affiliate owns in fee simple and to operate and maintain the portions of the Pipeline Systems and Equipment located thereon, the forms of which are attached hereto as Exhibit G-1, Exhibit G-3 and Exhibit G-4;

2.3(h) A license agreement, which set forth the terms upon which Buyer will grant Seller the right to access and use certain of the Owned Property related to Drumright Station to operate and maintain certain Excluded Assets located thereon, the form of which is attached hereto as Exhibit G-2;

2.3(i) The Cushing Connection Agreement;

2.3(j) A services agreement, which sets forth the terms and conditions under which Seller shall provide certain cathodic protection, right-of-way maintenance and other services to Buyer for the Cushing Terminal to Drumright Station pipeline segment, the form of which is attached hereto as Exhibit I; and

2.3(k) The Transition Services Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the exceptions, disclaimers and other matters set forth in this Purchase Agreement, any written disclosures made to Buyer prior to the Closing Date and any documents provided or made available to Buyer, and except as expressly set forth in the Schedules, Seller represents and warrants to Buyer as follows:

3.1 Valid Organization. Seller is as of the date of this Purchase Agreement, and will be on the Closing Date, a corporation duly organized, validly existing and in good standing under the laws of the State of Maine, and is duly qualified or licensed to do business as a foreign entity in all states where it is necessary and required to be so qualified or licensed in order to perform the obligations and effect the transactions contemplated by this Purchase Agreement, except where the failure to be so qualified or licensed would not reasonably be expected to cause a Material Adverse Effect.

3.2 Authorization. Seller has full power and authority to enter into this Purchase Agreement and carry out the transactions contemplated hereby. This Purchase Agreement is a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except (a) as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights, and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding for the same may be brought.

3.3 Consents. Except (i) as set forth on Schedule 3.3, and (ii) with respect to any consents, approvals or notices that may be required in order for Seller to grant or assign any rights to any ROW Interests to Buyer, no consent, approval of or by, or filing with or notice to any other Person, including any Governmental Authority, is required with respect to Seller in connection with the execution, delivery or enforceability of this Purchase Agreement or the consummation of the transactions provided for hereby, except where the failure to obtain such consent or approval, make such filing or give such notice would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect.

3.4 No Violation. Neither the execution and delivery of this Purchase Agreement nor the performance by Seller of its obligations under this Purchase Agreement nor the consummation of the transactions contemplated by this Purchase Agreement will, assuming receipt of the consents set forth on Schedule 3.3, (a) violate any provision of the constituent organizational documents of Seller; (b) violate, constitute a breach of or result in the creation or imposition of any lien or encumbrance upon the Purchased Assets (excluding the ROW Interests) under any agreement or commitment to which Seller is a party or by which Seller is bound or otherwise; or (c) to the Knowledge of Seller, violate any statute or law or any judgment, decree, order, regulation or rule of any Governmental Authority to which Seller is subject, except where such violation of any provision in clauses (b) and (c) would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect.

3.5 Title to the Purchased Assets; Encumbrance. Seller makes no representations or warranties with regard to title to the Purchased Assets, other than that the Purchased Assets are free and clear of all liens, security interests and encumbrances created by Seller other than Permitted Liens.

3.6 Compliance with Laws. To Seller’s Knowledge, the Purchased Assets and the operation thereof are in compliance with all laws, governmental regulations, orders and decrees, as they are currently enforced with respect to the operation of the Purchased Assets by Seller, except for violations, non-compliance or other matters, if any, which would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect.

3.7 Litigation. As of the date hereof, there is no legal, equitable, bankruptcy, administrative or other action or proceeding pending or, to the Knowledge of Seller, threatened against Seller with respect to the Purchased Assets, before any arbitrator or Governmental Authority.

3.8 Material Contracts. Seller has not received as of the date hereof written notice of breach of any Material Contract that would reasonably be expected, individually or in the aggregate, to cause a Material Adverse Effect.

3.9 No Broker. Seller has not retained or employed any broker, finder, or similar agent, or otherwise taken any action in connection with the negotiations relating to this Purchase Agreement and the transactions contemplated hereby in a manner so as to give rise to any claims against any Buyer for any brokerage commission, finder’s fee or other similar payment.

3.10 Seller’s Physical Assets. The physical pipeline segments and Equipment listed on the Pipelines Schedule, the storage tanks listed in paragraph 1 of the Equipment Schedule, the process control Equipment listed in paragraph 6(d) of the Equipment Schedule, the Owned Property listed on the Owned Property Schedule and the ROW Interests listed on the ROW Interests Schedule include all of the physical pipeline segments and Equipment, storage tanks, process control Equipment, Owned Property and ROW Interests, respectively, used by Seller in the operation of the Cushing Terminal, the Shinn Pence Tank Farm, the Cushing to Healdton System, the SHCS and the SHPS as of the date hereof, other than (i) the Equipment listed in paragraphs 2 through 5 and 6(a) through 6(c) of the Equipment Schedule, (ii) any connecting pipeline segments or other assets owned by Seller’s Affiliates or Third Parties, (iii) the parcels of land owned by Seller’s Affiliate that are contemplated as the subject of the license agreements in the forms attached hereto as Exhibit G-1, Exhibit G-3, and Exhibit G-4, and (iv) any assets specifically listed on the Excluded Assets Schedule.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

4.1 Valid Organization. Buyer is as of the date of this Purchase Agreement, and will be on the Closing Date, a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified or licensed to do business in all states where it is necessary and required to be so qualified or licensed in order to perform the obligations and effect the transactions contemplated by this Purchase Agreement.

4.2 Authorization. Buyer has all requisite power and authority to enter into this Purchase Agreement, to carry out the transactions contemplated hereby and to acquire and own the Purchased Assets. This Purchase Agreement is a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except (a) as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights, and (b) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding for the same may be brought.

4.3 Consents. Except as set forth on Schedule 4.3, no consent, approval of or by, or filing with or notice to any other Person, including any Governmental Authority, is required with respect to Buyer in connection with the execution, delivery or enforceability of this Purchase Agreement or the consummation of the transactions provided for hereby.

4.4 No Violation. Neither the execution and delivery of this Purchase Agreement nor the performance by Buyer of its obligations under this Purchase Agreement, nor the consummation of the transactions contemplated by this Purchase Agreement will, assuming receipt of the consents set forth in Schedule 4.3: (a) violate any provision of the constituent organizational documents of Buyer; or (b) to the knowledge of Buyer, violate any statute or law or any judgment, decree, order, permit, regulation or rule of any Governmental Authority to which Buyer is subject or any contract to which Buyer is a party or by which it is bound.

4.5 Litigation. There is no legal, equitable, bankruptcy, administrative or other action or proceeding pending or, to the knowledge of Buyer, threatened against Buyer before any arbitrator or Governmental Authority, which questions or challenges the validity of this Purchase Agreement or any action taken or to be taken by Buyer pursuant to this Purchase Agreement or in connection with the transactions contemplated by this Purchase Agreement, and Buyer does not know of any such action, proceeding or investigation which is probable of assertion.

4.6 Financing. Buyer has and, as of the Closing, will have sufficient cash in immediately available funds or committed financing to pay the Closing Date Payment and the Purchase Price, and to consummate the transactions contemplated by this Purchase Agreement, including when and as required by the terms of this Purchase Agreement.

4.7 No Broker. Buyer has not retained or employed any broker, finder, or similar agent, or otherwise taken any action in connection with the negotiations relating to this Purchase Agreement and the transactions contemplated hereby in a manner so as to give rise to any claims against the BP Group for any brokerage commission, finder’s fee or other similar payment.

4.8 No Knowledge of Misrepresentations or Omissions. Buyer has no knowledge that any representation or warranty of Seller contained in this Purchase Agreement or any agreement contemplated hereby is not true and correct in all material respects, and Buyer has no knowledge of any material errors in, or material omissions from, the Exhibits and Schedules to this Purchase Agreement or the schedules, exhibits or attachments to any agreement contemplated hereby.

ARTICLE 5

PROPERTY TO BE SOLD “AS IS, WHERE IS”; CERTAIN DISCLAIMERS

5.1 “AS IS, WHERE IS”. SELLER SHALL CONVEY TO BUYER THE PURCHASED ASSETS, AND CUSTODY OF THE INVENTORY, ALL IN THEIR PRESENT CONDITION AND STATE OF REPAIR, WITH ALL FAULTS, LIMITATIONS AND DEFECTS (HIDDEN AND APPARENT) AND EXCEPT AS EXPRESSLY PROVIDED HEREIN, WITHOUT ANY GUARANTEES OR WARRANTIES (WHETHER EXPRESS OR IMPLIED), AS TO THEIR TITLE, QUALITY, MERCHANTABILITY OR THEIR FITNESS FOR BUYER’S INTENDED USE OR PURPOSE OR A PARTICULAR USE OR PURPOSE OR ANY USE OR PURPOSE WHATSOEVER. BUYER AGREES TO ACCEPT THE PURCHASED ASSETS AND CUSTODY OF THE INVENTORY “AS-IS”, “WHERE-IS” IN THEIR PRESENT CONDITION AND STATE OF REPAIR, WITH ALL FAULTS, LIMITATIONS AND DEFECTS (HIDDEN AND APPARENT) AND, EXCEPT AS EXPRESSLY PROVIDED HEREIN, WITHOUT ANY GUARANTEES OR WARRANTIES (WHETHER EXPRESS OR IMPLIED), AS TO THEIR TITLE, QUALITY, MERCHANTABILITY OR THEIR FITNESS FOR BUYER’S INTENDED USE OR PURPOSE OR A PARTICULAR USE OR PURPOSE OR ANY USE OR PURPOSE WHATSOEVER. ALL REPRESENTATIONS AND WARRANTIES (WHETHER EXPRESS OR IMPLIED) OTHER THAN THOSE EXPRESSLY SET FORTH HEREIN ARE EXCLUDED. SELLER AND THE OTHER MEMBERS OF THE BP GROUP DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY OTHER REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (WHETHER ORALLY OR IN WRITING) TO BUYER OR THE OTHER MEMBERS OF BUYER GROUP, INCLUDING WITH RESPECT TO THE PURCHASED ASSETS, CUSTODY OF THE INVENTORY OR THE ASSUMED LIABILITIES. BUYER HAS HAD THE OPPORTUNITY TO INSPECT THE PURCHASED ASSETS AND CONDUCT SUCH INVESTIGATION AS IT CONSIDERED APPROPRIATE.

5.2 Title to Real Property Interests. Buyer acknowledges that Seller makes no warranty or representation, either express or implied, (i) as to title to, or any encumbrances of or on, the Real Property Interests, except as specified in Section 3.5 of this Purchase Agreement, or (ii) as to the completeness or contiguity of the Pipeline Systems or the land, leases, easements, rights-of-way, permits, licenses and other interests comprising the Real Property Interests. Except as specified in Section 3.5 of this Purchase Agreement, Seller shall not be responsible nor liable to Buyer in any manner, nor in any sum whatsoever, for any want or failure of title or right to grant Buyer any right, claim or benefit arising under the Real Property Interests. Seller shall provide or cause to be provided for inspection, at Buyer’s request, any instruments and conveyances in Seller’s possession or control which evidence Seller’s right, title and interest in and to the Real Property Interests.

5.3 Certain Disclaimers. Except as otherwise expressly set forth in this Purchase Agreement and the instruments, documents and agreements referred to herein or executed in connection with the transactions contemplated hereby:

5.3(a) Buyer expressly acknowledges that none of Seller, any of the other members of the BP Group or any other Person has made any representation or warranty, express or implied, at law or in equity, as to the accuracy or completeness of any information regarding the Purchased Assets or the Assumed Liabilities, except as expressly set forth in this Purchase Agreement or the Exhibits and Schedules hereto, and Buyer further agrees that none of Seller, any of the other members of the BP Group or any other Person shall have or be subject to any liability to Buyer or to any other Person resulting from the distribution to Buyer and the other members of Buyer Group, or its or their use of, and Buyer agrees that it shall be deemed to have not relied for any purpose on, any such information, including the confidential information memorandum for the Purchased Assets dated February 2010 (the “Initial Bid Package”), and any information, document or material made available to Buyer in certain data rooms (including electronic data rooms), management presentations or any other form in expectation of the transactions contemplated by this Purchase Agreement, and Buyer acknowledges it is not relying on any such information; and

5.3(b) Buyer expressly acknowledges (i) the disclaimers of the BP Group, including those set forth in Sections 5.1, 5.2 and 5.3(a) above, and (ii) that there are uncertainties inherent in any estimates, projections and other forecasts and plans provided by the BP Group to Buyer Group, including any such information contained in the Initial Bid Package and any information, document or material made available to Buyer Group in certain data rooms (including electronic data rooms), management presentations or any other form in expectation of the transactions contemplated by this Purchase Agreement, and Buyer acknowledges it is not relying on any such information, that Buyer is aware of and familiar with such uncertainties and that Buyer takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts) in connection with the transactions contemplated by this Purchase Agreement. Accordingly, neither Seller nor any other member of the BP Group makes any representations or warranties with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts). Buyer acknowledges that it has had sufficient opportunity to make whatever investigation it has deemed necessary and advisable for purposes of determining whether or not to enter into this Purchase Agreement.

ARTICLE 6

OBLIGATIONS OF THE PARTIES

6.1 Covenants of Seller. Seller hereby covenants and agrees with Buyer that:

6.1(a) Pre-Closing Access and Information. Subject to the provisions of the letter agreement between Buyer and BP Pipelines (North America) Inc. with respect to confidentiality dated on February 10, 2010 (the “Confidentiality Agreement”) and upon reasonable notice, Seller shall use Commercially Reasonable Efforts to provide to Buyer, or cause to be provided to Buyer, access during normal business hours throughout the period between the date of this Purchase Agreement and the Closing Date to the Purchased Assets, and to the Books and Records and other data and information relating exclusively to or used exclusively in connection with the operations of the Purchased Pipeline Systems in Seller’s possession or control (“Data”); provided that Buyer shall not have the right to conduct any environmental sampling or testing at or around the Purchased Assets. During this period, Seller shall use Commercially Reasonable Efforts to furnish to, or cause to be furnished to, Buyer and its representatives all Data which may reasonably be requested by Buyer and shall use Commercially Reasonable Efforts to make available, or cause to be made available, such personnel of Seller during normal business hours as may reasonably be requested for the furnishing of such Data; and further provided that Data shall not include any (i) data or information relating to BP Group operations or businesses other than the Purchased Assets, or (ii) data or information subject to legal privilege or obligations of confidentiality owed to Third Parties. During this period, Buyer shall not contact or communicate with any employees of, customers of (including shippers), distributors of or suppliers of Seller without Seller’s prior written consent, except as necessary in Buyer’s Ordinary Course of Business.

6.1(b) Conduct of Business. From the date hereof until the Closing, Seller (i) shall operate the Purchased Pipeline Systems in the Ordinary Course of Business in material compliance with laws or as otherwise contemplated by this Purchase Agreement and (ii) except as provided in this Purchase Agreement, shall not enter into any transactions, or perform any acts which would prevent the consummation of the transactions contemplated herein.

6.1(c) Schedules; Schedule Update Losses.

(i) From the date hereof through and including the Closing Date, Seller shall notify Buyer in writing of additions or changes to the Schedules to this Purchase Agreement to reflect events to Seller’s Knowledge since the date of this Purchase Agreement or facts discovered to Seller’s Knowledge after the date hereof so as to cause any of Seller’s representations and warranties contained herein (other than any which speak as to a particular date) to be true and correct in all material respects as of the Closing Date (each such notice, a “Notice of Modification”).

(ii) If such additions or changes (either individually or in the aggregate) would cause an effect that is adverse to the current business, assets, properties, liabilities, results of operations or condition (financial or otherwise) of the Purchased Assets, taken as a whole, as operated by Seller in the Ordinary Course of Business, in excess of $1,500,000 (a “Schedule Update Loss”), as reasonably determined by Seller, then Seller shall elect in its sole discretion, by written notice to Buyer delivered not later than five (5) days following Buyer’s receipt of the applicable Notice of Modification, that: (A) Seller shall repair or rectify such Schedule Update Loss at Seller’s sole cost and expense; (B) the Base Price shall be reduced in an amount equal to the Repair Cost of the Schedule Update Loss; (C) to the extent such Schedule Update Loss consists of a Remediation Loss, that Seller shall retain such Schedule Update Loss as an Excluded Liability (in which case Seller shall amend the Excluded Liabilities Schedule to add such matter thereto); or (D) that none of the actions described in clauses (A) through (C) of this Section 6.1(c)(ii) shall be taken.

(iii) To the extent a Schedule Update Loss does not consist of a Remediation Loss, if Seller elects to repair or rectify such Schedule Update Loss in accordance with Section 6.1(c)(ii), then provided that (A) Seller is diligently proceeding to repair or rectify such Schedule Update Loss, (B) Seller reasonably estimates that it will complete such repair or rectification within one hundred eighty (180) days, and (C) all other Closing conditions in Article 7 and Article 8 can be or have been satisfied or waived, as applicable, the Closing Date shall be extended to 12:01 a.m. CPT on the last day of the month in which such repair or rectification is substantially completed, and the Termination Date shall be extended until two hundred ten (210) days after the date of Buyer’s receipt of Seller’s applicable Notice of Modification (provided, for the avoidance of doubt, that if Seller elects to repair or rectify any such Schedule Update Loss, Buyer shall not bear the cost of any such repair or rectification).

(iv) If Seller elects with respect to a Schedule Update Loss that one of the actions described in clauses (A) through (C) of Section 6.1(c)(ii) shall be taken, or, if Seller elects with respect to a Schedule Update Loss that none of the actions described in clauses (A) through (C) of Section 6.1(c)(ii) shall be taken (and then only if the Closing occurs), the Notice of Modification given by Seller pursuant to Section 6.1(c)(i) shall be deemed to have amended the Schedules, to have qualified the representations and warranties contained in Article 3, and to have corrected any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the fact, circumstance, event or development (with the result that no misrepresentation or breach shall be deemed to have occurred), in each case to the extent of the disclosure contained in such notice, including for purposes of Sections 7.1 and 10.1(a).

6.2 Covenants of Buyer. Buyer hereby covenants and agrees with Seller that:

6.2(a) Confidentiality.

(i) Buyer acknowledges that all information provided to any of it and its Affiliates (including for the avoidance of doubt their respective directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives) by the BP Group, including for the avoidance of doubt their respective directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives is subject to the terms of the Confidentiality Agreement, the terms of which are hereby incorporated herein by reference; provided that in the event of any conflict between any term or condition of this Purchase Agreement and the terms or conditions of the Confidentiality Agreement, the terms and conditions of this Purchase Agreement shall govern. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate only with respect to information provided to any of Buyer or its Affiliates (including for the avoidance of doubt their respective directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives) that relates solely to the Purchased Assets and the Assumed Liabilities. Buyer acknowledges that any and all information provided or made available to any of it or its Affiliates (including for the avoidance of doubt their respective directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives) by or on behalf of the BP Group (other than information relating solely to the Purchased Assets and the Assumed Liabilities) shall remain subject to the terms and conditions of the Confidentiality Agreement on and after the Closing Date.

(ii) Buyer agrees that, from and after the date hereof, Buyer shall, and shall cause its Affiliates (including for the avoidance of doubt their respective directors, officers, employees, counsel, auditors, accountants, agents, advisors and other representatives) to, keep the Seller Information confidential, except to the extent that disclosure of any such Seller Information is requested or required by law (by oral questions, interrogatories, requests for information or other documents in legal proceedings, subpoena, civil investigative demand or any other similar legal process) or legal or administrative process or authorized by Seller or reasonably occurs in connection with disputes over the terms of this Purchase Agreement. The provisions of this Section 6.2(a) shall not apply to any information, documents or materials which are in the public domain or shall come into the public domain, other than by reason of a breach by Buyer of its obligations hereunder or under the Confidentiality Agreement. Furthermore, notwithstanding the foregoing, Buyer shall be permitted to disclose the Seller Information to any of its Affiliates, provided that such Affiliates comply with the terms of this Section 6.2(a).

6.2(b) Removal of Seller Marks. Buyer agrees that, within thirty (30) days after the Closing Date, Buyer shall (i) remove, obliterate, cover or replace, as appropriate, all signs, billboards, containers, drums, advertisements or other media containing any service marks, trade names, trade dress or other indicia of origin of Seller or any other member of the BP Group, including the words “Amoco,” “Vastar,” “Atlantic Richfield Company,” “Standard,” or “British Petroleum”; any items that include the words “Amoco,” “Vastar,” “Atlantic Richfield Company,” “Standard,” or “British Petroleum”; the Standard/Amoco oval or torch and oval design; the letters “BP;” any items that include the word “BP;” the phrase “BP Oil;” the BP shield or the BP Group Helios logo and/or variants thereof; the ARCO Spark and any variants thereof; and the letters “ARCO” located on or appurtenant to any portion of the Purchased Assets, including signs, billboards and advertisements or other media located at offices and facilities related to the Purchased Pipeline Systems; and (ii) return to Seller or, at Seller’s option, destroy (and certify such destruction to Seller) all items and materials, including stationery, letterhead and purchase orders, located at any of the Purchased Assets containing the above described marks. In addition, Buyer agrees that, within thirty (30) days after the Closing Date, Buyer shall replace all signs located along the Pipeline Systems, including at river crossings, that identify Seller, pipelines of Seller, or any other member of the BP Group as the operator of such Pipeline System.

6.2(c) Records. For a period of seven (7) years following the Closing Date, Buyer shall use Commercially Reasonable Efforts to provide to the BP Group (and their counsel, auditors, accountants, agents, advisors or other representatives) reasonable access to and permission to make copies of any books, records or accounts relating to the Purchased Assets through and including the Closing Date at Seller’s expense. Seller shall consult with Buyer so that such visits do not unreasonably interfere with Buyer’s normal operations after the Closing. Buyer shall not destroy or dispose of any such books, records and accounts for a period of at least seven (7) years after the Closing Date without first giving reasonable prior notice thereof and offering to surrender to the BP Group such books, records and accounts which Buyer may intend to destroy or dispose of.

6.2(d) Remediation and Monitoring Projects. Buyer shall, from and after the Closing Date, diligently pursue and complete any and all investigatory, corrective or remedial actions or obligations required by Governmental Authorities or arising under Environmental Laws associated with the Remediation and Monitoring Projects related to the Purchased Assets sold at any individual Closing. Buyer acknowledges and agrees that it shall be Buyer’s sole responsibility to procure its own contractors in connection with the same.

6.2(e) Adoption of Tariffs. Buyer shall adopt Seller’s tariffs (i) applicable to the Pipeline Assets subject to the jurisdiction of FERC consistent with the requirements of 18 C.F.R. § 341.6, and (ii) filed with state-level agencies for intrastate transportation and services applicable to the Pipeline Assets by the deadline established by FERC for Buyer to publish interstate tariffs subject to the jurisdiction of FERC in its own name.

6.2(f) Operatorship as of the Closing. Subject to the terms of the Transition Services Agreement, upon the effectiveness of the Closing, Buyer shall assume all responsibilities of the operator of record of the Purchased Pipeline Systems sold at any individual Closing, including for all operations, maintenance, repair, expansion, and management activities (including all emergency response and regulatory compliance).

6.3 Mutual Covenants. Seller hereby covenants and agrees with Buyer and Buyer hereby covenants and agrees with Seller that:

6.3(a) Further Assurances. Each Party shall execute and deliver such instruments and take such other actions as the other Party reasonably requests in order to carry out the intent of this Purchase Agreement. At the reasonable request of Buyer, the Parties shall execute and deliver back-to-back agreements to effect the transfer from Seller to Buyer of the benefits and burdens under any agreement identified herein as a Material Contract or a ROW Interest under which Seller is obligated to perform, to the extent that Seller is unable to transfer or assign such agreement to Buyer. To the extent that the Parties are unable to assign a Material Contract or ROW Interest and the Parties enter into such a back-to-back agreement, Buyer shall enable Seller to perform such Material Contract or ROW Interest (as applicable) at no cost to Seller Group and (i) Buyer shall reimburse Seller within thirty (30) days after receipt of each invoice for Seller’s and its Affiliates’ reasonable internal costs and out-of-pocket costs associated with Seller’s performance of such Material Contract or ROW Interest (as applicable), and (ii) Buyer shall indemnify and hold harmless Seller Group from and against any and all Losses incurred by Seller Group in connection therewith. For the avoidance of doubt, notwithstanding anything to the contrary in this Purchase Agreement or any document or ancillary agreement referred to herein, neither this Purchase Agreement nor any such document or ancillary agreement nor the transactions contemplated hereby shall be deemed to constitute an agreement to transfer or assign any claim, right or any benefit arising under any ROW Interest if such assignment or transfer would constitute a breach or contravention of such ROW Interest without the prior consent of a Third Party.

6.3(b) Consents. Each Party shall use its Commercially Reasonable Efforts to cause the transactions contemplated by this Purchase Agreement to be consummated and, without limiting the generality of the foregoing, make all filings with and give all notices to, Governmental Authorities and other Third Parties which may be necessary or reasonably required in connection with the consummation of the transactions contemplated by this Purchase Agreement; provided, however, notwithstanding any other provision of this Purchase Agreement, it shall be Buyer’s sole responsibility and Buyer shall use its reasonable efforts to obtain all consents, authorizations, and approvals of or by, and to make all filings with or notices to, (i) Third Parties which may be necessary or reasonably required in order for Buyer to obtain rights to any Assigned Contract (other than a Material Contract) or any Real Property Interests, and (ii) Governmental Authorities to consummate the transactions contemplated by this Purchase Agreement (other than Seller’s obligations to make the filing under the HSR Act pursuant to Section 6.3(g)).

6.3(c) Allocation of Carrier Obligations and Proceeds. The Purchased Pipeline Systems contain products that are held for the account of shipper(s). It is understood that title to the contents of the Purchased Pipeline Systems shall remain with the shipper(s) and that Buyer assumes the obligation to handle such contents in accordance with applicable published tariff provisions.

6.3(d) Employee Covenant.

(i) Employees. Schedule 6.3(d)(i)(A) contains a list of all employees of Seller and its Affiliates directly employed in the operation of the Purchased Pipeline Systems (collectively, the “Employees”), including employees who are receiving short-term disability benefits or are on family and medical, medical/long-term disability, administrative or military leave or any other type of leave that entitles the employee to reinstatement upon completion of the leave under the applicable leave policies of Seller or its Affiliates (collectively, “Leave”). Schedule 6.3(d)(i)(A) also sets forth each Employee’s job title and indicates which Employees, if any, are represented by a union and, if so, by which union. Schedule 6.3(d)(i)(B) sets forth which Employees will not be made available to Buyer, or Buyer’s Affiliates (collectively, the “Excluded Employees”). Seller shall be entitled to update Schedule 6.3(d)(i)(A) and Schedule 6.3(d)(i)(B) as necessary at any time prior to the Closing Date. Notwithstanding anything that may be contained in Section 6.3(d)(ii) below, Seller and its Affiliates reserve the right to make employment offers to any of the Employees.

(ii) Employment Offers to Employees. Buyer covenants that not later than 30 days prior to any Closing Date, Buyer, or Buyer’s Affiliates, shall offer employment with Buyer, or Buyer’s Affiliates, effective as of the Closing Date, to all Employees related to the Purchased Assets sold at any individual Closing except for the Excluded Employees, at the same or better salaries or wages, with similar duties and responsibilities, at the same location and on the same status (e.g., full-time or part-time), as provided by Seller or its Affiliates immediately prior to the Closing Date. All Employees who accept employment with Buyer, or Buyer’s Affiliates, pursuant to the offers described in this Section 6.3(d)(ii) are referred to herein as “Transferred Employees”. Buyer covenants that no Transferred Employee’s initial salary or wages as an employee of Buyer, or Buyer’s Affiliates, shall be reduced during the 12-month period after the Closing Date. Buyer covenants that Buyer, or Buyer’s Affiliates, shall offer each Employee no less than seven (7) days in which to accept or reject Buyer’s, or Buyer’s Affiliates’, employment offer.

(iii) Duration of Employment Offers for Employees on Leave. If any of the Employees receiving an employment offer from Buyer, or Buyer’s Affiliates, pursuant to Section 6.3(d)(ii) is on Leave as of the Closing Date, the employment offer shall remain open until such time as such Employee is ready to return to work; provided, however, that such Employee is ready to return to work within one hundred twenty (120) days after the Closing Date.

(iv) Transfer Time. All Transferred Employees shall become employees of Buyer, or Buyer’s Affiliates, effective as of the Closing Date and, except as otherwise provided herein, Buyer covenants that at such time, Buyer, or Buyer’s Affiliates, shall assume and be responsible for payment of all salaries and benefits and all other costs and liabilities relating to services provided by the Transferred Employees effective as of such time; provided that, with respect to an Employee on Leave, such obligations shall not attach until the Employee on Leave commences employment with Buyer, or Buyer’s Affiliates.

(v) Level of Employee Benefits Provided by Buyer, or Buyer’s Affiliates. Buyer covenants that Buyer, or Buyer’s Affiliates, shall provide to all Transferred Employees employee benefits in accordance with employee benefit plans (such as defined benefit plans, defined contribution plans and welfare benefit plans), programs, policies and pay practices (such as vacations, bonuses and short-term disability leaves) which shall be the same as or better than the benefits provided to substantially similar employees of Buyer, or Buyer’s Affiliates. No later than the Closing Date, Seller shall provide to Buyer the Transferred Employees’ recognized credited service, and participation, vesting and, as applicable, benefit accrual periods of service amounts, with Seller or its Affiliates as of the day immediately prior to the Closing Date.

(vi) Pension Plans. Buyer covenants that, effective as of the Closing Date, Buyer, or Buyer’s Affiliates, shall sponsor a defined benefit pension plan (“Buyer Pension Plan”), as defined under Section 3(35) of the Employee Retirement Income Security Act of 1974, as amended, with respect to Transferred Employees who participate in Seller’s Retirement Accumulation Plan (“Seller RAP”) prior to the Closing Date. Buyer covenants that the Buyer Pension Plan shall provide that (i) such Transferred Employees shall be eligible to participate in the Buyer Pension Plan as of the Closing Date, and (ii) such Transferred Employees shall be given service credit equal to the number of years of participation and vesting periods of service such Transferred Employees have under the Seller RAP. Buyer covenants that the Buyer Pension Plan also shall grant service for benefit accrual service equal to the number of years of benefit accrual service for those Transferred Employees who have an accrued benefit in the Seller RAP and may provide that the age 65 single life annuity payable to Transferred Employees under the Buyer Pension Plan may be offset by the amount of the age 65 single life annuity payable to such Transferred Employees under the Seller RAP. Buyer covenants that in no event shall the age 65 single life benefit accrued under the Buyer Pension Plan for Transferred Employees be less than the benefit such Transferred Employees would receive if only service with Buyer, or Buyer’s Affiliates, were recognized under the Buyer Pension Plan. The Buyer Pension Plan may include such other terms and provisions as shall be determined by Buyer, or Buyer’s Affiliates, in its sole discretion to the extent not inconsistent with this Section 6.3(d)(vi). Seller agrees to furnish on a timely basis such information with regard to benefits payable to Transferred Employees under the Seller RAP and such other information as Buyer, or Buyer’s Affiliates, may from time to time, within one (1) year after the Closing Date, reasonably request for purposes of complying with this Section 6.3(d)(vi).

(vii) Defined Contribution Pension Plans. Buyer covenants that, effective as of the Closing Date, Buyer’s, or Buyer’s Affiliates’, defined contribution pension plans in which the Transferred Employees participate shall be amended to recognize such Transferred Employees’ participation and vesting periods of service with Seller and its Affiliates for purposes of determining participation, vesting and the level of company contributions.

(viii) Welfare Benefits and Other Benefits and Policies. For each Transferred Employee who participates in any welfare benefit plan, or is subject to any policy or pay practice, of Buyer, or Buyer’s Affiliates, Buyer covenants that both Buyer, or Buyer’s Affiliates, and the applicable welfare benefit plan, policy and pay practice: (i) shall recognize the Transferred Employee’s recognized credited service amounts with Seller and its Affiliates for all purposes including eligibility, vesting, and benefit determination and accrual; (ii) shall not require a physical examination or other proof of insurability, and shall waive all coverage exclusions and limitations relating to waiting periods or pre-existing conditions, with respect to any of the Transferred Employees or any dependent covered by Seller’s and its Affiliates’ comparable welfare benefit plan, policy or pay practice in effect as of the Closing Date; and (iii) shall credit the expenses of the Transferred Employees which were credited toward deductibles and co-insurance for the plan year in which the Closing occurs under the applicable welfare benefit plan of Seller or its Affiliates against satisfaction of any deductibles and co-insurance for the plan year in which the Closing occurs under Buyer’s, or Buyer’s Affiliates’, medical welfare benefit plan for the Transferred Employees.

(ix) Vacation. Seller shall be responsible for paying the Transferred Employees for any vacation due as of the Closing Date under the applicable vacation policy of Seller or its Affiliates (the “Seller Vacation Policy”). Buyer covenants that, in the event that any Transferred Employee is eligible under the Seller Vacation Policy for a greater amount of annual vacation than such Transferred Employee is eligible for under Buyer’s, or Buyer’s Affiliates’, vacation policy even after Buyer, or Buyer’s Affiliates, recognizes such Transferred Employee’s credited service amounts with Seller or its Affiliates, Buyer, or Buyer’s Affiliates, shall provide such Transferred Employee with the amount of annual vacation for which such Transferred Employee was eligible under the Seller Vacation Policy. Between the Closing Date and the end of the year in which the Closing occurs, Buyer covenants that Buyer, or Buyer’s Affiliates, shall permit all Transferred Employees to take the same number of days of vacation on an unpaid basis as they would have been eligible to take as of the day immediately prior to the Closing Date under the Seller Vacation Policy based upon the recognized credited service amounts of such Transferred Employees with Seller or its Affiliates.

(x) WARN Act. Buyer represents and warrants that, and covenants to Seller that, there shall be no major employment losses resulting from Buyer’s actions as a consequence of the change in ownership or operatorship contemplated by this Purchase Agreement that might trigger obligations under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq., or under any similar provision of any federal, state, regional, foreign or local law, rule or regulation (collectively, “WARN Obligations”). To the extent that any WARN Obligations might arise from Buyer’s actions as a consequence of the change in ownership or operatorship contemplated by this Purchase Agreement, Buyer covenants that Buyer, or Buyer’s Affiliates, shall be responsible for, and Buyer shall indemnify Seller and its Affiliates against any Losses caused by, arising from, incurred in connection with or relating in any way to, any WARN Obligations arising as a result of any employment losses occurring from Buyer’s actions on or after the Closing Date. Buyer covenants that for ninety (90) days following the Closing Date, there shall not be any mass layoff, plant closing or other action that might trigger WARN Obligations of Seller or its Affiliates.

(xi) Service Credit. From and after the Closing Date, Buyer covenants that the Transferred Employees shall be given credit for their service recognized by Seller or its Affiliates prior to the Closing Date for all purposes, including eligibility, vesting and benefit determination and accrual under all applicable plans and programs of Buyer, or Buyer’s Affiliates, as well as for purposes of determining any vacation, severance or other related benefits to be provided pursuant to the manner described above.

(xii) Benefits – Miscellaneous. Notwithstanding the foregoing, Buyer, and Buyer’s Affiliates, shall not be liable for any obligations of Seller or its Affiliates arising out of participation by Transferred Employees in the employee benefit plans of Seller or its Affiliates.

(xiii) Severance. Buyer covenants that Buyer, or Buyer’s Affiliates, shall establish a severance policy substantially similar to the 2010 BP Severance Benefits Plan (the “Seller Severance Plan”) and shall offer severance benefits under such a severance policy to any Transferred Employee who has actions taken against such Transferred Employee within eighteen (18) months after the Closing Date that would make the Transferred Employee eligible for severance benefits under the involuntary terminations section of the Seller Severance Plan. Buyer’s, or Buyer’s Affiliates’, severance policy established under this Section 6.3(d)(xiii) shall recognize the Transferred Employees’ recognized credited service amounts with Seller or its Affiliates.

6.3(e) Revenues and Remittance of Monies.

(i) Revenues. All monies, proceeds, receipts, credits and income attributable to the Purchased Assets sold at any individual Closing or for any delivery or performance by Buyer for any period of time subsequent to the Closing Date shall be the sole property and entitlement of Buyer, and to the extent received by Seller, Seller shall promptly fully disclose, account for and transmit same to Buyer. All monies, proceeds, receipts, credits and income attributable to the Purchased Assets sold at any individual Closing or for any delivery or performance by Seller for any period of time on or prior to the Closing Date shall be the sole property and entitlement of Seller and, to the extent received by Buyer, Buyer shall promptly fully disclose, account for and transmit same to Seller.

(ii) Expenses. All operating expenses attributable to the Purchased Assets sold at any individual Closing for any period of time on or prior to the Closing Date, regardless of when due or payable, shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for and hold Buyer harmless from and against same. All operating expenses attributable to the Purchased Assets sold at any individual Closing for any periods of time subsequent to the Closing Date, regardless of when due or payable, shall be the sole obligation of Buyer and Buyer shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against the same. The term “operating expenses” as used in this Section 6.3(e)(ii) refers to ordinary amounts incurred for utilities, goods and services, rent payments, prepaid expenses, and salaries, wages and benefits attributable to the Purchased Assets.

6.3(f) Litigation Assistance. After the Closing Date and until the seventh anniversary thereof, each Party shall use Commercially Reasonable Efforts to provide such assistance as the other Party may from time to time reasonably request in connection with the preparation of tax returns required to be filed, any audit or other examination by any taxing authority, any judicial or administrative proceeding relating to liability for Taxes, or any claim for refund in respect of such Taxes or in connection with any Third Party litigation and proceedings or liabilities related to the Purchased Assets, the Assumed Liabilities or the Excluded Liabilities; provided that nothing herein shall require the assisting Party to create, recreate, generate or obtain, in connection with rendering such assistance, any records, analyses or other documents not then in the possession or control of such assisting Party. The requesting Party shall reimburse the assisting Party for the out-of-pocket costs incurred by the assisting Party.

6.3(g) HSR Act. Within the later of fifteen (15) Business Days after the date of execution of this Purchase Agreement, Seller and Buyer shall file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated herein. Seller and Buyer shall consult with each other as to the appropriate time for filing such notifications and shall agree upon the timing of such filings, and to respond promptly to any requests for additional information made by either of such agencies. Buyer shall pay all filing fees under the HSR Act, but Seller shall bear its own costs for the preparation of any filing. Seller and Buyer shall use Commercially Reasonable Efforts to cause any waiting period under the HSR Act with respect to the transactions contemplated herein to expire or terminate at the earliest possible time.

6.3(h) Removal of Information. Before the Closing, Seller shall endeavor to remove all data, information, systems and software programs that are not Purchased Assets from the computers, servers and other information technology assets listed on the Equipment Schedule. Buyer shall ensure that any such data, information, systems or software that are not Purchased Assets and that are found on such computers, servers or information technology assets after the Closing by Buyer shall be immediately deleted or removed and shall not be copied, retained, stored or used at any time or in any way for any purpose.

6.3(i) Books and Records. Seller is not obligated to create any Books and Records for Buyer or to provide them in a form or format other than the form or format in which they exist as of the date hereof or to provide them to Buyer in any sequence or priority except as otherwise expressly provided herein. Books and Records will be provided to Buyer in the formats and on media used by Seller in the Ordinary Course of Business, or native to the system in which such data or information resides. If Buyer requests any Books and Records in a specific format or report form, and Seller agrees, in its sole discretion, Buyer will be responsible for all reasonable costs incurred by Seller to provide such Books and Records in such requested format or report form.

6.3(j) Third Party Software. No member of the BP Group shall be obligated to procure for Buyer any rights or benefits under any Intellectual Property licensed from Third Parties that is used or useful in the operation of any of the Purchased Assets and the business associated therewith as conducted by Seller prior to the Closing. Buyer shall be provided access to information concerning the identity and nature of support provided by Third Party service providers engaged by the BP Group to support the BP Group information technology infrastructure, but neither Seller nor any other member of the BP Group shall have any obligation to assist Buyer to retain the services of such Third Parties, or to obtain such services at any particular cost.

6.3(k) Inventory Close Out Procedures. Each Party shall cooperate with the other Party to comply with the inventory measurement and close out procedures set forth on Exhibit K prior to the Closing.

6.3(l) Cushing Inventory. No later than thirty (30) days after the first day of the month following the Closing Date of the sale of the Cushing Assets hereunder, (i) Seller shall remove the Cushing Inventory from the tankage at the Cushing Terminal and the Shinn Pence Tank Farm, and (ii) Buyer shall ship sufficient crude shipments to replace the Cushing Inventory in such tankage. The Parties agree to use Commercially Reasonable Efforts to cooperate with each other to complete such removal and replacement by the earliest possible time after the Closing, including by taking actions prior to the Closing to expedite all necessary nomination, scheduling and movement activities. To the extent such removal and replacement have not been completed as of the Closing, Seller agrees to permit Buyer to utilize any barrels of the Cushing Inventory remaining in Buyer’s custody in such tankage prior to removal by Seller in meeting Buyer’s obligations to provide tank heel inventory under the Cushing Tank Lease during such thirty (30) day period after the first day of the month following the Closing Date.

6.3 (m) Custody Transfer at the Cushing Terminal. From the date hereof until the date Final Commissioning has occurred, each Party shall use Commercially Reasonable Efforts to provide such assistance as the other Party may request from time to time in connection with Final Commissioning; provided, however, that Seller shall bear all costs and expenses in connection with Final Commissioning. When Seller determines that the BP Meter Facilities are ready for Final Commissioning, Seller shall deliver written notice of such fact to Buyer. Buyer shall be permitted to witness Final Commissioning, which shall occur within two (2) Business Days of the date of delivery of such notice to Buyer. If Buyer fails to attend Final Commissioning, or if Buyer does attend, but the Parties do not mutually agree that the BP Meter Facilities are ready for Final Commissioning, then within two (2) Business Days of such initial witnessing of Final Commissioning, the Parties shall jointly engage Intertek Caleb Brett to conduct a independent witnessing to determine whether the BP Meter Facilities are ready for Final Commissioning, and the results of such independent witnessing shall be conclusive and binding on the Parties. If Intertek Caleb Brett determines as a result of such independent witnessing that the BP Meter Facilities are not ready for Final Commissioning, each Party shall continue to use Commercially Reasonable Efforts to provide such assistance as the other Party may request from time to time in connection with Final Commissioning, and Final Commissioning shall be deemed completed when Intertek Caleb Brett certifies to the Parties that the BP Meter Facilities are ready for Final Commissioning, which shall be conclusive and binding on the Parties. In the event that the Parties engage Intertek Caleb Brett hereunder, the Parties shall each bear fifty-percent (50%) of the costs of such engagement.

6.3(n) Plains Relocation Agreement. The Parties acknowledge that (i) Seller has entered into that certain Reimbursement Agreement dated October 29, 2009 with Plains Marketing, L.P., as set forth on the Assigned Contracts Schedule, regarding the completion of a feasibility study for the relocation of certain of Seller’s pipeline segments located on property owned by Plains Marketing, L.P., and (ii) Seller has been negotiating the terms and conditions of a Relocation and Reimbursement Agreement with Plains Marketing, L.P., in the form attached hereto as Exhibit L (the “Relocation Agreement”) concerning the completion of the work (the “Work”) necessary to perform such pipeline relocation. Seller agrees that from the date hereof until the Closing, Seller shall not enter into any Contract with Plains Marketing, L.P. concerning the completion of the Work that would impose any material burden on Seller any greater than the burdens on Seller under the form of Relocation Agreement attached hereto. Promptly after the Closing, Seller shall pay to Buyer, in immediately available funds in accordance with Buyer’s wire instructions, all advance payment amounts received from Plains Marketing, L.P. under the Relocation Agreement for the performance of the Work, except to the extent of such payments which are attributable to the portions of the Work performed by Seller prior to the Closing Date.

ARTICLE 7

CONDITIONS TO BUYER’S OBLIGATIONS

The obligations of Buyer under this Purchase Agreement to close the purchase and sale of each Purchased Asset contemplated hereunder shall be subject to the Buyer’s satisfaction with or waiver of each of the following conditions (and only to the extent related to the Purchased Assets sold at any individual Closing):

7.1 Representations and Warranties True. The representations and warranties of Seller contained in this Purchase Agreement shall be in all material respects true and accurate as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for (a) representations and warranties that speak as of a specific date or time (which need only be materially true and correct as of such date or time) and (b) changes permitted or contemplated by this Purchase Agreement.

7.2 Performance. Seller shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Purchase Agreement to be performed or complied with by Seller on or prior to the Closing Date.

7.3 Consents. All consents and approvals set forth on Schedule 7.3 shall have been obtained.

7.4 Litigation. No action or proceeding shall have been brought by any Governmental Authority (and not subsequently dismissed, or settled or otherwise terminated) against Seller or Buyer seeking to restrain, prohibit or otherwise restrain or make illegal the consummation of the transactions contemplated hereby.

7.5 Closing Deliverables. Seller shall have delivered to Buyer the executed documents provided in Section 2.3 in the forms attached hereto as Exhibits B through J.

7.6 Close Out Procedures. Seller shall have complied with the inventory measurement and close out procedures set forth on Exhibit K.

7.7 No Major Loss. Either (a) no Major Loss shall have occurred, or (b) if a Major Loss shall have occurred, then Seller shall have elected to take one of the actions described in clauses (i) through (iii) of Section 9.3(a), and if Seller shall have elected to repair or rectify such Major Loss, then Seller shall have substantially repaired or rectified such Major Loss in accordance with Section 9.3(b).

7.8 Schedule Update Loss Repairs. Either (a) no Schedule Update Loss shall have occurred, or (b) if a Schedule Update Loss shall have occurred, then Seller shall have elected to take one of the actions described in clauses (A) through (C) of Section 6.1(c)(ii), and if Seller shall have elected to repair or rectify such Schedule Update Loss in accordance with Section 6.1(c)(ii), then Seller shall have substantially repaired or rectified such Schedule Update Loss in accordance with Section 6.1(c)(iii).

7.9 BP Meter Facilities. With respect to the purchase and sale of the Cushing Assets only, either (a) Final Commissioning of the BP Meter Facilities shall have occurred, or (b) if Final Commissioning of the BP Meter Facilities shall not have occurred, the Parties shall have reasonably agreed on a mutually acceptable alternative means of performing their custody transfer obligations under the Cushing Connection Agreement until such time as Final Commissioning shall have occurred.

ARTICLE 8

CONDITION TO SELLER’S OBLIGATIONS

The obligations of Seller under this Purchase Agreement to close the purchase and sale of each Purchased Asset contemplated hereunder shall be subject to the satisfaction or waiver by Seller of each of the following conditions (and only to the extent related to the Purchased Assets sold at any individual Closing):

8.1 Representations and Warranties True. The representations and warranties of Buyer contained in this Purchase Agreement shall be in all material respects true and accurate as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for (a) representations and warranties that speak as of a specific date or time (which need only be materially true and correct as of such date or time) and (b) changes permitted or contemplated by this Purchase Agreement.

8.2 Performance. Buyer shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Purchase Agreement to be performed or complied with by Buyer on or prior to the Closing Date.

8.3 Consents. All consents and approvals set forth on Schedule 8.3 shall have been obtained.

8.4 Litigation. No action or proceeding shall have been brought by any Governmental Authority (and not subsequently dismissed, or settled or otherwise terminated) against Seller or Buyer seeking to restrain, prohibit or otherwise restrain or make illegal the consummation of the transactions contemplated hereby.

8.5 Closing Date Payment and Undertakings. Buyer shall have delivered by wire transfer to Seller the Closing Date Payment pursuant to Section 2.2(e).

8.6 Closing Deliverables. Buyer shall have delivered to Seller the executed documents provided in Section 2.3 in the forms attached hereto as Exhibits B through J.

8.7 Close Out Procedures. Buyer shall have complied with the inventory measurement and close out procedures set forth on Exhibit K.

8.8 Operator of Record. Subject to the terms of the Transition Services Agreement, Buyer shall have made all notifications and filings with Governmental Authorities that are necessary for Buyer to assume the duties of operator of record of the Pipeline Systems, and shall have established all programs and procedures required by the U.S. Department of Transportation Pipeline and Hazardous Materials Safety Administration’s regulations for hazardous liquid pipelines in 49 C.F.R. Parts 194, 195 and 199 in connection with the same (or shall have entered into an agreement with a contract operator with respect to the foregoing).

8.9 BP Meter Facilities. With respect to the purchase and sale of the Cushing Assets only, either (a) Final Commissioning of the BP Meter Facilities shall have occurred, or (b) if Final Commissioning of the BP Meter Facilities shall not have occurred, the Parties shall have reasonably agreed on a mutually acceptable alternative means of performing their custody transfer obligations under the Cushing Connection Agreement until such time as the BP Meter Facilities are installed and operational.

ARTICLE 9

CLOSING

9.1 Closing. The consummation of the transactions contemplated by this Purchase Agreement (the “Closing”) shall be held on the Closing Date at the offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois, or such other place as the Parties may agree in writing.

9.2 Closing Date. The “Closing Date” shall be 12:01 a.m. CPT on the day that Closing occurs. Except as otherwise set forth in Section 2.2(f), the Closing shall occur on the third Business Day after the Closing conditions set forth in Article 7 and Article 8 have been satisfied or waived (except for conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), as applicable, subject to Sections 6.1(c)(iii) and 9.3. No Party shall be entitled to rely for any purposes on any failure or non-fulfillment of the conditions to the obligations to consummate the Closing set forth in Article 7 and Article 8 to the extent such failure or non-fulfillment is due to the actions of such Party.

9.3 Major Loss. If a Major Loss shall have occurred, then:

9.3(a) Seller shall elect in its sole discretion by written notice to Buyer prior to the Closing that either: (i) Seller shall repair or rectify such Major Loss at Seller’s sole cost and expense; (ii) the Base Price shall be reduced in an amount equal to the Repair Cost of the Major Loss; (iii) to the extent such Major Loss consists of a Remediation Loss, that Seller shall retain such Major Loss as an Excluded Liability (in which case Seller shall amend the Excluded Liabilities Schedule to add such matter thereto); or (iv) that none of the actions described in clauses (i) through (iv) of this Section 9.3(a) shall be taken; and

9.3(b) to the extent such Major Loss does not consist of a Remediation Loss, if Seller elects to repair or rectify such Major Loss in accordance with Section 9.3(a), then provided that (i) Seller is diligently proceeding to repair or rectify such Major Loss, (ii) Seller reasonably estimates that it will complete such repair or rectification within one hundred eighty (180) days, and (iii) all other Closing conditions in Article 7 and Article 8 can be or have been satisfied or waived, as applicable, the Closing Date shall be extended to 12:01 a.m. CPT on the last day of the month in which such repair or rectification is substantially completed, and the Termination Date shall be extended until two hundred ten (210) days after the date of Buyer’s receipt of Seller’s written notice pursuant to Section 9.3(a) (provided, for the avoidance of doubt, that if Seller elects to repair or rectify any such Major Loss, Buyer shall not bear the cost of any such repair or rectification).

9.4 Multiple Closings. The Parties acknowledge that the transactions contemplated hereby may be consummated in multiple Closings pursuant to the provisions of Sections 2.2(f) and 9.2.

9.5 Termination. Anything contained in this Purchase Agreement to the contrary notwithstanding, this Purchase Agreement may be terminated at any time prior to the Closing Date as follows and in no other manner:

9.5(a) by written agreement of Buyer and Seller;

9.5(b) by Buyer, if any of the conditions set forth in Article 7 shall have become incapable of fulfillment, and shall not have been waived by Buyer (provided, however, that Buyer is not in material breach of its representations, warranties, covenants or agreements contained in this Purchase Agreement);

9.5(c) by Buyer, if the Closing shall not have occurred on or before the Termination Date (provided, however, that Buyer is not in material breach of its representations, warranties, covenants or agreements contained in this Purchase Agreement);

9.5(d) by Seller, if any of the conditions set forth in Article 8 shall have become incapable of fulfillment, and shall not have been waived by Seller (provided, however, that Seller is not in material breach of its representations, warranties, covenants or agreements contained in this Purchase Agreement);

9.5(e) by Seller, if the Closing shall not have occurred on or before the Termination Date (provided, however, that Seller is not in material breach of its representations, warranties, covenants or agreements contained in this Purchase Agreement);

9.5(f) by Buyer, if there shall have occurred a Major Loss with respect to which either Seller fails to elect to take any of the actions described in clauses (i) through (iii) of Section 9.3(a), or Seller has elected to repair or rectify, but has not substantially repaired or rectified, in accordance with Section 9.3(b);

9.5(g) by Buyer, if there shall have occurred a Schedule Update Loss with respect to which either Seller fails to elect to take any of the actions described in clauses (A) through (C) of Section 6.1(c)(ii), or Seller has elected to repair or rectify, but has not substantially repaired or rectified, in accordance with Section 6.1(c)(iii); or

9.5(h) by Buyer, if Buyer is required to sell or divest any of its current assets pursuant to any ruling by a Governmental Authority as a result of the transactions contemplated hereunder.

9.6 Effect of Termination. If this Purchase Agreement is terminated pursuant to Section 9.5, neither Party shall have any right or remedy against the other Party as a result of such termination, except that (i) in the event of a Deposit Return Event, Buyer shall be entitled to the return of the Deposit in accordance with Section 2.2(d), and (ii) notwithstanding the foregoing, this Section 9.6 shall not alter a Party’s rights or any remedies available to it for any breach of this Purchase Agreement, including the rights of the Parties set forth in Section 12.3 in the event of a Closing Failure Breach.

ARTICLE 10

INDEMNIFICATION

10.1 General Indemnification.

10.1(a) Seller’s General Indemnification Obligation. Subject to the provisions of this Article 10 (including Section 10.3), from and after the Closing Date, Seller agrees to indemnify and hold harmless Buyer and its Affiliates and its and their officers, directors, employees and contractors (collectively, “Buyer Group”) from and against any and all Losses (other than Environmental Losses, which shall be governed by Section 10.2) incurred by Buyer Group which result from, relate to or arise out of the following:

(i) any material inaccuracy in any representation or warranty of Seller contained in Article 3 of this Purchase Agreement;

(ii) any material breach by Seller of any covenant or other obligation of Seller contained in this Purchase Agreement;

(iii) the Excluded Liabilities; or

(iv) Seller Group’s gross negligence or willful misconduct (whether sole, passive, active or concurrent) in the ownership, use, construction, operation, maintenance, repair, expansion or management of the Purchased Assets.

10.1(b) Buyer’s General Indemnification Obligation. Subject to the provisions of this Article 10 (including Section 10.3), from and after the Closing Date, Buyer agrees to indemnify and hold harmless Seller and the other members of the BP Group and its and their officers, directors, employees and contractors (collectively, “Seller Group”) from and against any and all Losses (other than Environmental Losses, which shall be governed by Section 10.2) incurred by Seller Group which result from, relate to or arise out of the following:

(i) any material inaccuracy of any representation or warranty of Buyer contained in Article 4 of this Purchase Agreement;

(ii) any material breach by Buyer of any covenant or other obligation of Buyer contained in this Purchase Agreement;

(iii) the Assumed Liabilities;

(iv) Buyer’s exercise of its rights under Section 6.1(a), including any Losses arising out of Buyer’s access to the Purchased Assets, regardless of cause or of any negligence, concurrent negligence or strict liability of any member of Seller Group;

(v) Seller Group’s negligence (whether sole, passive, active or concurrent) or other legal fault (including strict liability) in the ownership, use, construction, operation, maintenance, repair, expansion or management of the Purchased Assets; or

(vi) the ownership, use, construction, operation, maintenance, repair, expansion or management of the Purchased Assets after the Closing;

except, in each case, to the extent that such Losses resulted from, relate to or arise out of the gross negligence or willful misconduct of Seller Group.

10.2 Environmental Losses.

10.2(a) Seller’s Indemnification Obligation for Environmental Losses. Subject to the provisions of this Article 10 (including Section 10.3), from and after the Closing Date, Seller agrees to indemnify and hold harmless Buyer Group from and against any and all Environmental Losses incurred by Buyer Group which result from, relate to or arise out of the following:

(i) Seller Group’s gross negligence or willful misconduct (whether sole, passive, active or concurrent) in the ownership, use, construction, operation, maintenance, repair, expansion or management of the Purchased Assets; or

(ii) the Excluded Liabilities.

10.2(b) Buyer’s Indemnification Obligation for Environmental Losses. Subject to the provisions of this Article 10 (including Section 10.3), from and after the Closing Date, Buyer agrees to indemnify and hold harmless Seller Group from and against any and all Environmental Losses (other than Environmental Losses which are governed by Section 10.2(a)) incurred by Seller Group which result from, relate to or arise out of the following:

(i) the Assumed Liabilities;

(ii) Buyer’s exercise of its rights under Section 6.1(a), including any Losses arising out of Buyer’s access to the Purchased Assets, regardless of cause or of any negligence, concurrent negligence or strict liability of any member of Seller Group;

(iii) Seller Group’s negligence (whether sole, passive, active or concurrent) or other legal fault (including strict liability) in the ownership, use, construction, operation, maintenance, repair, expansion or management of the Purchased Pipeline Systems;

(iv) the ownership, use, construction, operation, maintenance, repair, expansion or management of the Purchased Assets after the Closing; or

(v) any other Environmental Losses not governed by Sections 10.2(b)(i) through 10.2(b)(iv);

except, in each case, to the extent that such Environmental Losses resulted from, relate to or arise out of the gross negligence or willful misconduct of Seller Group.

10.3 Limitations on Liability. Notwithstanding the provisions of this Article 10:

10.3(a) Deductible and Cap. Seller shall have no indemnification obligations for Buyer Group’s Losses under Sections 10.1(a)(i), 10.1(a)(ii), 10.1(a)(iv) or 10.2(a)(i) unless the aggregate total of such Losses exceeds three percent (3%) of the Purchase Price, and then only to the extent such Losses exceed three percent (3%) of the Purchase Price; provided that in calculating Buyer Group’s aggregate total Losses, individual Losses with respect to a single incident or matter in amounts less than $250,000 shall be disregarded. Furthermore, in no event shall Seller’s aggregate liability for indemnification under Sections 10.1(a)(i), 10.1(a)(ii), 10.1(a)(iv) and 10.2(a)(i) exceed ten percent (10%) of the Purchase Price. The limitations on indemnification set forth in this Section 10.3(a) shall not apply to Losses related to any breach of any of Seller’s Fundamental Representations or of Seller’s covenants under Section 6.1(c)(i); provided that in no event shall Seller’s aggregate liability for indemnification with respect to all claims hereunder including for Losses related to any breach of Seller’s Fundamental Representations or of Seller’s covenants under Section 6.1(c)(i) exceed an amount equal to the Purchase Price.

10.3(b) Timeliness. Neither Party shall have an obligation to indemnify the other Party with respect to a matter if they fail to deliver written notification of a claim for indemnification under Section 10.4 for such matter before expiration of the applicable survival period set forth in Section 10.5.

10.3(c) No Betterments. Seller shall have no obligation to indemnify Buyer for any Losses that represent the cost of repairs, replacements or improvements by Buyer which enhance the value of any repaired, replaced or improved asset above its value on the Closing Date or which represent the cost of repair or replacement exceeding the reasonable cost of repair or replacement.

10.3(d) No Knowledge. Buyer shall not be entitled to indemnification under this Article 10 if Buyer had knowledge prior to or on the Closing Date of the breach of any representation, warranty, covenant, agreement or obligation with respect to which Buyer is seeking indemnification under this Article 10. Buyer shall promptly notify Seller of any breach of any representation, warranty, covenant or agreement of Seller made hereunder of which Buyer has knowledge prior to or on the Closing Date.

10.4 Other Provisions Relating to Indemnification.

10.4(a) Notices, etc. Each Person entitled to indemnification pursuant to this Purchase Agreement (the “Indemnified Party”) shall, upon obtaining knowledge of facts indicating that it may have a claim for indemnification hereunder, including receipt by it of notice of any demand, assertion, claim or proceeding by any Third Party (any such Third Party proceeding being referred to as a “Third Party Action”) with respect to any matter as to which it may be entitled to indemnity hereunder, give prompt notice thereof in writing to the Person obligated hereunder to provide such indemnification (the “Indemnifying Party”) together with a reasonably detailed statement identifying the basis of and facts underlying such claim and a good faith estimate of the Indemnified Party’s Losses. For the avoidance of doubt, an Indemnifying Party shall have no obligation to provide indemnification pursuant to this Article 10 in the event the Indemnified Party’s written notification states only a general demand for indemnification which fails to identify a specific Loss or Third Party Action relating to such claim or demand.

10.4(b) Right to Contest and Defend. The Indemnifying Party shall be given the opportunity, at its cost and expense, to contest and defend by all appropriate legal proceedings any Third Party Action with respect to which it is called upon to indemnify the Indemnified Party under the provisions of this Purchase Agreement; provided, however, that notice of the intention so to contest and defend shall be delivered by the Indemnifying Party to the Indemnified Party within thirty (30) days following receipt of the notice provided for in Section 10.4(a) above. Any Third Party Action which the Indemnifying Party elects to contest and defend may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate. Such Third Party Action shall be conducted by counsel employed by the Indemnifying Party, but the Indemnified Party shall have the right to participate in such Third Party Action and to be represented by counsel of its own choosing at its cost and expense; provided that, if the defendant(s) in any Third Party Action include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded that (i) there may be legal defenses available to it that are inconsistent with those defenses available to the Indemnifying Party, or (ii) if there is a conflict of interest that would prevent counsel for the Indemnifying Party from also representing the Indemnified Party (clauses (i) and (ii) collectively, “Differences or Conflicts”), then the Indemnified Party shall have the right to engage separate counsel at the cost and expense of the Indemnifying Party. If the Indemnified Party joins in any such Third Party Action, the Indemnifying Party shall have full authority, absent any Differences or Conflicts, to determine all action to be taken with respect thereto. At any time after the commencement of defense of any Third Party Action, the Indemnifying Party may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment, compromise or settlement by the Indemnifying Party of the asserted Third Party Action, which consent, absent any Differences or Conflicts, shall not be unreasonably withheld; provided, however, that such consent of the Indemnified Party shall not be required in the event the payment, compromise or settlement by the Indemnifying Party of the asserted Third Person Action (i) involves only the payment of money, and not the imposition of injunctive or other equitable relief, (ii) unconditionally releases the Indemnified Party from all liability arising out of such Third Person Action, and (iii) does not include a statement as to or an admission of fault on the part of the Indemnified Party.

10.4(c) Cooperation. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Action which the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the Third Party Action, or any cross-complaint against any Person; provided that the Indemnifying Party shall reimburse the Indemnified Party for any reasonable expenses incurred by it in so cooperating at the request of the Indemnifying Party.

10.4(d) Right to Participate. The Indemnified Party agrees to afford the Indemnifying Party and its counsel the opportunity, at the Indemnifying Party’s expense, to be present at, and to participate in, conferences with all Persons asserting any Third Party Action against the Indemnified Party and conferences with representatives of or counsel for such Persons.

10.4(e) Duty to Mitigate. The Parties shall have a duty to mitigate any Losses to which a right of indemnity applies hereunder.

10.4(f) Exclusive Remedy. From and after the Closing Date, the indemnification provisions contained in Section 6.3(a) and this Article 10 shall constitute the sole remedy of the Parties for all claims arising from or relating to this Purchase Agreement or any of the instruments or transactions contemplated hereby (other than any remedies that are expressly set forth in any ancillary agreement referred to herein). For the avoidance of doubt, the obligations of defense and indemnity set forth in the Transition Service Agreement shall be the sole recourse of Buyer with respect to claims for defense and indemnity with respect to any of the support services provided by Seller to Buyer pursuant to the terms and conditions thereunder.

10.4(g) Burden of Proof. Any Party claiming that it is not required to provide indemnification under this Article 10 due to the gross negligence or willful misconduct of the other Party shall bear the burden of proof with respect to such issue in any arbitration pursuant to Article 13 herein.

10.4(h) Severability of Indemnification Provisions. If any indemnity obligation set forth in this Article 10 or the application of any part thereof is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction under applicable law, then, but only in such event, such indemnity obligation or part thereof shall be modified, read, construed and enforced to the maximum extent permitted by law, and any remaining obligations or part thereof of such indemnity obligation that is valid and enforceable shall remain in full force and effect and be binding on the Parties.

10.5 Survival of Provisions and Indemnification Obligations.

10.5(a) The representations and warranties of the Parties set forth in Article 3 and Article 4 of this Purchase Agreement shall survive the Closing until the first anniversary of the Closing Date; provided, however, that the Fundamental Representations of the Parties shall survive the Closing indefinitely.

10.5(b) The covenants and the indemnification obligations (other than with respect to the representations and warranties of the Parties, which shall be governed by Section 10.5(a) above) of the Parties set forth in this Purchase Agreement shall survive the Closing as follows:

(i) in the case of covenants of the Parties (other than the covenants set forth in Sections 6.2(a) and 6.3(e)), until the first anniversary of the Closing Date, or otherwise in accordance with their terms;

(ii) in the case of the indemnification obligations of Seller set forth in Sections 10.1(a)(iv) and 10.2(a)(i), until the second anniversary of the Closing Date;

(iii) in the case of the covenants of the Parties set forth in Section 6.2(a), until the third anniversary of the Closing Date; and

(iv) in the case of the covenants of the Parties set forth in Section 6.3(e), and of the indemnification obligations of the Parties set forth in Sections 10.1(a)(iii), 10.1(b)(iii) through 10.1(b)(vi), 10.2(a)(ii) and 10.2(b), indefinitely.

ARTICLE 11

TAXES AND CHARGES

11.1 Transfer Taxes. If and to the extent that any transfer, excise, stamp, sales, or other taxes are or become due and payable in connection with the transfer of the Purchased Assets pursuant to this Purchase Agreement, any such taxes shall be paid by Buyer. Buyer shall also pay any fees for recording deeds and other instruments of conveyance relating to transfer of the Purchased Assets and the Real Property Interests.

11.2 Allocation of Taxes. Seller shall pay or cause to be paid, directly to the taxing authority, all ad valorem or similar real and personal property taxes assessed on the Real Property Interests and Equipment, as applicable (“Real and Personal Property Taxes”), with respect to all periods before the tax year during which the Closing occurs (the “Current Tax Year”). Buyer shall pay or cause to be paid directly to the taxing authority all Real and Personal Property Taxes assessed with respect to any period after the Current Tax Year. The Parties shall each pay a share of any Real and Personal Property Taxes for the Current Tax Year under the following method of prorating: each Party’s share of Real and Personal Property Taxes for the Current Tax Year shall be the fraction of the total number of days in such tax year that such Party owned the Real Property Interests and Equipment, as applicable. Each Party’s pro rata share of such Real and Personal Property Taxes for the Current Tax Year shall be estimated as of the close of business on the last Business Day immediately prior to the Closing Date (the “Adjustment Date”) based on the best information then available. If, prior to the Closing, Seller has received any bills from a taxing authority setting forth the final amount of any such Real and Personal Property Taxes for the Current Tax Year, Seller shall pay the total amount of such Real and Personal Property Taxes due according to such bills, and Buyer shall pay its share of such amount to Seller at the Closing in accordance with this Section 11.2 and Section 2.2(e) of this Purchase Agreement. If Buyer receives any such final bills after the Closing, Buyer shall pay or cause to be paid the entire amount due according to such bills directly to the taxing authority; Buyer shall, within thirty (30) days after receiving such bills, deliver a copy of such bills to Seller; and Seller, within thirty (30) days after receiving such copies, shall pay its share of the amount due to Buyer according to this Section 11.2. Each Party agrees to notify the other Party in writing if it obtains information after the Adjustment Date that alters the amount of Real and Personal Property Taxes for the Current Tax Year due hereunder. After receipt of such notification by the other Party, the Parties shall take the information into account, prorate any resulting change in the amount of Real and Personal Property Taxes for the Current Tax Year consistent with the method of prorating set forth above, and adjust any prior payments made by a Party for its respective share of such taxes (with the effect that if a Party overpaid its share of such taxes, the other Party shall pay to such Party the amount of the overpayment, and if a Party underpaid its share of such taxes, such Party shall pay to the other Party the amount of the shortfall).

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1 Damages. Notwithstanding anything herein to the contrary, no Party shall be liable for consequential, incidental, exemplary, special, indirect or punitive damages (including lost profits, loss of production, diminution in value or other damages attributable to business interruption) arising under or in connection with this Purchase Agreement. The exclusion of consequential, incidental, indirect, special or punitive damages as set forth in the preceding sentence shall not apply to any such damages sought by Third Parties against an Indemnified Party in connection with Losses for which indemnification is owed pursuant to Article 10.

12.2 Amendment and Modification. Subject to applicable law, and except as provided in Section 6.1(c)(i), this Purchase Agreement may only be amended, modified and supplemented by written agreement of the Parties to this Purchase Agreement.

12.3 Failure to Close; Specific Performance. Each Party acknowledges and agrees that if the Closing fails to occur, or is rendered incapable of occurring, as a result of the breach by such Party of any term or provision of this Purchase Agreement (such breach, a “Closing Failure Breach”), the other Party would be damaged irreparably. Accordingly, each Party agrees that the other Party shall be entitled to injunctive relief to prevent any such Closing Failure Breach and to enforce specifically this Purchase Agreement and the terms and provisions hereof in court, subject to Section 12.9.

12.4 Waiver of Compliance. Any failure of Seller, on the one hand, or Buyer, on the other hand, to comply with an obligation, covenant, agreement or condition contained in this Purchase Agreement may be expressly waived in writing by the non-failing Party, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

12.5 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered by hand, courier service, transmitted by facsimile, or mailed, certified or registered mail with postage prepaid:

12.5(a) If to Seller, to:

BP America Inc.

Mergers and Acquisitions

200 Westlake Park Boulevard, 11th Floor

Houston, Texas 77079

Attn: Project Manager

Telephone No: 281-366-4424

Facsimile No: 281-366-7021

BP America Inc.

c/o BP Pipelines (North America) Inc.

Mail Code 5 East

4101 Winfield Road

Warrenville, IL 60555

Attn: Senior Attorney

Telephone No.: 630-821-2423

Facsimile No.: 630-396-9888

BP Pipelines (North America) Inc.

c/o BP America Inc.

501 Westlake Park Boulevard

Houston, Texas 77079

Attn: Legal Group, U.S. General Counsel

Facsimile No: (713) 375-2808

or such other person or address as Seller shall furnish Buyer in writing.

12.5(b) If to Buyer, to:

Magellan Pipeline Company, L.P.

One Williams Center, Suite 2800

Tulsa, OK 74172

Attn: General Counsel

Telephone No.: (918) 574-7030

Facsimile No: (918) 574-7039

or to such other person or address as Buyer shall furnish to Seller in writing.

12.6 Assignment. This Purchase Agreement and all of the provisions of this Purchase Agreement shall be binding upon and inure to the benefit of the Parties to this Purchase Agreement and their respective successors and permitted assigns, but neither Party may assign this Purchase Agreement nor any of the rights, interests or obligations under this Purchase Agreement (by operation of law or otherwise) without the prior written consent of the other Party. Notwithstanding any assignment by a Party hereunder, the assigning Party shall in all events remain primarily liable for the performance of all of its obligations hereunder, unless the other Party consents in writing and the proposed assignee expressly assumes as a condition to such assignment all of the assigning Party’s performance obligations hereunder. In the event Buyer or any subsequent (direct or indirect) assignee of Buyer assigns this Purchase Agreement or any of its rights or interests under Article 10 of this Purchase Agreement to a Third Party pursuant to the terms hereof, Buyer or its subsequent assignee, as applicable, shall no longer have any rights to make a claim for indemnification under Article 10 following such assignment. Any purported assignment in violation of this Section 12.6 shall be voidable at the option of the non-assigning Party.

12.7 No Third Party Beneficiaries. Except as provided in Article 5, Section 6.3(a) and Article 10, this Purchase Agreement is solely for the benefit of Seller and Buyer and their respective successors and assigns, and nothing in this Purchase Agreement shall confer any rights upon any other Person.

12.8 GOVERNING LAW. THIS PURCHASE AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CHOICE OF LAW RULES WHICH MAY DIRECT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION; PROVIDED THAT THE VALIDITY AND ENFORCEABILITY OF ALL CONVEYANCE DOCUMENTS OR INSTRUMENTS EXECUTED AND DELIVERED PURSUANT TO THIS PURCHASE AGREEMENT INSOFAR AS THEY AFFECT TITLE TO REAL PROPERTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE JURISDICTION IN WHICH SUCH PROPERTY IS LOCATED.

12.9 Consent to Jurisdiction. For purposes of (i) Section 12.3 and (ii) enforcement of any arbitration awards pursuant to Article 13, each of Seller and Buyer (x) irrevocably submits to the exclusive jurisdiction of any Texas state court in Houston, Texas, or the United States District Court sitting in Houston, Texas, and (y) irrevocably waives any objection that it may now or hereafter have to the laying of venue in such forums and agrees not to plead or claim that any action in such forums would be inconvenient. EACH PARTY WAIVES IRREVOCABLY ANY AND ALL RIGHTS IT MAY HAVE TO TRIAL BY JURY.

12.10 Counterparts. This Purchase Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

12.11 Exhibits and Headings. Information set forth in any Exhibit or Schedule to this Purchase Agreement is deemed to have been disclosed for all purposes of this Purchase Agreement. The headings contained in this Purchase Agreement are inserted for convenience only, do not constitute a part of this Purchase Agreement, and are in no way to be construed as a limitation on the scope of particular sections to which they refer.

12.12 Entire Agreement. This Purchase Agreement (including the Exhibits, Schedules, and other documents and ancillary agreements referred to herein, which form a part of this Purchase Agreement) embodies the entire agreement and understanding of the Parties in respect of the subject matter contained herein and therein and supersedes all prior and contemporaneous agreements and understandings between the Parties with respect to such subject matter. There are no, and neither Party shall have any remedies or causes of action (whether in contract or in tort) for any, restrictions, promises, statements, warranties, covenants or undertakings with respect to the transactions contemplated hereby and thereby, other than those expressly set forth or referred to in this Purchase Agreement.

12.13 Representation By Counsel; No Strict Construction. Buyer and Seller acknowledge that each of them has been represented by counsel in connection with the negotiation of this Purchase Agreement and the transactions contemplated hereby and that the language used in this Purchase Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Purchase Agreement against the Party that drafted it has no application and is expressly waived.

12.14 Severability. Whenever possible, each provision or part thereof of this Purchase Agreement shall be interpreted in such manner as to be valid and effective under applicable law, but if any provision or part thereof of this Purchase Agreement or the application of any such provision or part thereof to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part thereof.

12.15 Time Of Essence. With regard to all rights and obligations of the Parties and all dates and time periods set forth or referred to in this Purchase Agreement, time is of the essence.

12.16 Like-Kind Exchange. Seller may, at its sole option, assign or transfer any or all of its rights hereunder to any qualified intermediary in order to complete an exchange of like-kind property under Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”), and, at the request of Seller, Buyer shall execute such agreements and other documents, and take such actions, as Seller may reasonably request that are necessary to complete and otherwise effectuate Seller’s exchange of properties in accordance with said Section 1031 and the regulations thereunder; provided, however, that Buyer shall not be required to expend any monies or take on any additional liabilities in connection with its obligations pursuant to this Section 12.16.

12.17 Acknowledgement of Parties; Conspicuousness. EACH OF THE PARTIES SPECIFICALLY ACKNOWLEDGES AND AGREES (1) THAT IT HAS A DUTY TO READ THIS PURCHASE AGREEMENT AND THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS HEREOF, AND (2) THAT IT HAS IN FACT READ THIS PURCHASE AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS PURCHASE AGREEMENT. EACH PARTY FURTHER AGREES THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY SUCH PROVISIONS OF THIS PURCHASE AGREEMENT ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISIONS OR THAT SUCH PROVISIONS ARE NOT “CONSPICUOUS”.

ARTICLE 13

DISPUTE RESOLUTION

13.1 Dispute Resolution. In the event that any Arbitrable Dispute arises, the Parties shall first seek to resolve such disputes by negotiations as provided in this Article 13 between senior representatives who have authority to settle the controversy.

13.1(a) Notification. When an Arbitrable Dispute exists, a Party has the right to give the other Party written notice of the Arbitrable Dispute.

13.1(b) Meeting Between Senior Representatives. Senior representatives of the Parties shall meet at a mutually acceptable time and place within fifteen (15) days after a Party’s receipt of the notice of the Arbitrable Dispute in order to exchange relevant information and to attempt to resolve the matter. If a senior representative intends to be accompanied to a meeting by an attorney, he or she shall give the other Party’s senior representative at least three (3) Business Days’ notice of such intention so that he or she also can be accompanied by an attorney. If a Party’s senior representative does not meet with the other Party’s senior representative within such fifteen (15) day period, the other Party may, at such Party’s sole option, either proceed to mediation under Section 13.2 or proceed directly to arbitration under Section 13.3.

13.1(c) Confidentiality. All negotiations are confidential and shall be treated as compromise and settlement negotiations under the United States Federal Rules of Evidence.

13.2 Mediation. If the Arbitrable Dispute has not been resolved within thirty (30) days after a Party’s receipt of the notice provided in Section 13.1(a), either Party may initiate mediation of the Arbitrable Dispute by sending the other Party a written request that the Arbitrable Dispute be mediated. The Party receiving such a written request will promptly respond to the requesting Party so that both Parties can jointly select a neutral and impartial mediator and schedule the mediation session. The dispute shall be mediated before a neutral, third party mediator applying by reference the Commercial Mediation Procedures of the American Arbitration Association within thirty (30) days after a Party’s receipt of the written request for mediation. If, within thirty (30) days after a Party’s receipt of the mediation notice, the Parties do not jointly select such mediator or do not schedule a mediation session or attend the scheduled mediation session, or if the mediation session conducted pursuant to this Section 13.2 does not result in a resolution of the dispute in question within three (3) Business Days after such conclusion of the mediation session, then either Party may proceed to arbitration under Section 13.3.

13.3 Arbitration. Any Arbitrable Dispute not resolved by agreement of the Parties pursuant to Section 13.1 or pursuant to Section 13.2 shall be resolved exclusively through final and binding arbitration using three (3) arbitrators applying by reference the Commercial Arbitration Rules (the “AAA Rules”) of the American Arbitration Association (the “AAA”) as in effect on the date such dispute arises, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between the provisions of this Purchase Agreement and the AAA Rules or the Federal Arbitration Act, the provisions of this Purchase Agreement shall control.

13.3(a) Arbitration must be initiated within the applicable time limits set forth in this Purchase Agreement and not thereafter or if no time limit is given in this Purchase Agreement, within the time period allowed by the applicable statute of limitations; provided, however, that if a Party files a notice of Arbitrable Dispute within the applicable time limits or limitations period but such Arbitrable Dispute is not resolved before the expiration of the applicable time limits or limitations period, the time period for initiating arbitration for that specific Arbitrable Dispute shall be extended for ninety (90) calendar days. Arbitration, if initiated, must be initiated by a Party (“Claimant”) sending written notice on the other Party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration.

13.3(b) Notwithstanding anything in Section 13.1 or Section 13.2 to the contrary, if either Party deems that time is of the essence in resolving the Arbitrable Dispute, it may initiate arbitration and seek interim measures, if appropriate, and then comply with the provisions for negotiations and mediation as long as they are fully completed before the commencement of the final hearing on the merits in the arbitration proceeding.

13.3(c) Claimant’s notice initiating arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent does not name an arbitrator within the thirty (30) day period, the AAA will name the arbitrator for Respondent’s account within thirty (30) days after expiration of such period. The two (2) arbitrators so appointed or named shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed or named. If the two appointed or named arbitrators cannot reach agreement upon the third arbitrator within the thirty (30) day period, the AAA shall promptly name an independent arbitrator to act as the third arbitrator. The Parties each shall pay one-half of the compensation and expenses of the arbitrators. All arbitrators must (a) be neutral persons who have never been officers, directors, employees, or consultants or had other business or personal relationships (except acting as arbitrator) with the Parties or any of their Affiliates, officers, directors or employees, and (b) have experience in or be knowledgeable about the matters in dispute. The location of all arbitration proceedings will be Houston, Texas.

13.3(d) The Parties and the arbitrators shall proceed diligently so that the award can be made as promptly as possible. If the amount in controversy is less than or equal to One Million Dollars ($1,000,000), the hearing shall commence within forty five (45) Business Days after the selection of the third arbitrator. If the amount in controversy exceeds One Million Dollars ($1,000,000), the hearing shall commence at such time as agreed by the Parties and the arbitrators but no later than three (3) months after the selection of the third arbitrator. Expedited discovery will be permitted if and as agreed by the Parties. If the Parties are unable to agree, the arbitrators shall resolve any discovery disputes consistent with the AAA Rules. Any matter involving an amount in controversy in excess of One Million Dollars ($1,000,000) shall be treated as a large, complex commercial case as per the AAA Rules.

13.3(e) Except as provided in the Federal Arbitration Act, the decision of the arbitrators shall be binding on and non-appealable by the Parties. In rendering any decision or award, the arbitrators must abide by all terms and conditions of this Purchase Agreement, including the exclusion of consequential, incidental, indirect, special and punitive damages set forth in Section 12.1 and the covenant set forth in Section 13.3(f).

13.3(f) The Parties shall each bear their own costs and expenses (including attorneys’ fees) incurred in arbitrating any Arbitrable Dispute.

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IN WITNESS WHEREOF, BP PIPELINES (NORTH AMERICA) INC. and MAGELLAN PIPELINE COMPANY, L.P. have caused this Purchase Agreement to be executed by their respective, duly authorized representatives as of the day and year first written above.

BP PIPELINES (NORTH AMERICA) INC.

By:	/s/ John Chandler
Name:	John Chandler
Title:	Attorney-in-Fact

MAGELLAN PIPELINE COMPANY, L.P. By Magellan Pipeline GP, LLC, its General Partner

By:	/s/ Don R. Wellendorf
Name:	Don R. Wellendorf
Title:	C.E.O.